UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

AMERISAFE, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 28, 2017

Dear AMERISAFE Shareholder:

You are cordially invited to attend the annual meeting of shareholders of AMERISAFE, Inc. The meeting will be held on Friday, June 9, 2017, beginning at 9:00 a.m. at our corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634.

Information about the meeting, including the nominees for election as directors and the other proposals to be considered is presented in the following notice of annual meeting and proxy statement. At the meeting, management will report on the Company’s operations during 2016 and comment on our outlook for the remainder of 2017. The report will be followed by a question and answer period.

We hope that you will attend the annual meeting. It is important that your shares be represented. Accordingly, please vote using the internet or telephone procedures described on the proxy card or sign, date and promptly mail the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope.

Austin Young will retire from the Board following the annual meeting. Austin and I have served together on the Board since the Company went public in 2005. His leadership as a Board member and as Audit Committee Chair has been instrumental, especially in our early years as a public company. On behalf of the Board and all AMERISAFE employees, I want to thank Austin for his years of service to the Company.

We look forward to seeing you at the meeting on June 9th.

Sincerely,

Jared A. Morris

Chairman

AMERISAFE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 9, 2017

The 2017 annual meeting of shareholders of AMERISAFE, Inc. (the “Company”) will be held on June 9, 2017, beginning at 9:00 a.m. at the Company’s corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634. The meeting will be held for the following purposes:

1.	to elect two directors to serve until the 2020 annual meeting of shareholders;

2.	to re-approve the material terms for qualified performance-based compensation under the Company’s 2012 Equity and Incentive Compensation Plan;

3.	to conduct an advisory vote on the Company’s executive compensation;

4.	to conduct an advisory vote on the frequency of advisory votes on executive compensation;

5.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017; and

6.	to transact such other business as may properly come before the meeting.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. Also enclosed is the Company’s annual report for the year ended December 31, 2016. Holders of record of the Company’s common stock as of the close of business on April 17, 2017 are entitled to notice of, and to vote at, the meeting.

If you plan to attend the meeting and will need special assistance or accommodation, please describe your needs on the enclosed proxy card.

By Order of the Board of Directors,

Kathryn H. Shirley

Executive Vice President,

General Counsel and Secretary

DeRidder, Louisiana

April 28, 2017

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote using the internet or telephone procedures described on the proxy card or by signing, dating, and promptly returning the enclosed proxy card in the pre-addressed, postage-paid envelope.

Page
Proposal 1 Election of Directors	4
Proposal 2 Re-Approval of the Material Terms for Qualified Performance-Based Compensation under the Company’s 2012 Equity and Incentive Compensation Plan	6
Proposal 3 Advisory Vote on Executive Compensation	18
Proposal 4 Advisory Vote on Frequency of an Advisory Vote on Executive Compensation	18
Proposal 5 Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2017	19
The Board, Its Committees and Its Compensation	20
Compensation Discussion and Analysis	29
Compensation Committee Report	44
Executive Compensation	45
Equity Compensation Plan Information	53
Security Ownership of Management and Certain Beneficial Holders	54
Compensation Committee Interlocks and Insider Participation	56
Audit Committee Report	57
Independent Public Accountants	58
Section 16(a) Beneficial Ownership Reporting Compliance	59
Shareholder Proposals for the 2017 Annual Meeting of Shareholders	59
Other Matters	59

AMERISAFE, Inc.

2301 Highway 190 West

DeRidder, Louisiana 70634

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AMERISAFE, Inc. (the “Company”) for use at the Company’s 2017 annual meeting of shareholders or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement also provides information you will need in order to consider and act upon the matters specified in the accompanying notice of annual meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about May 2, 2017.

Record holders of the Company’s common stock as of the close of business on April 17, 2017 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of April 17, 2017, there were 19,230,135 shares of common stock outstanding.

You cannot vote your shares unless you are present at the Annual Meeting or you have properly executed your proxy. You can vote by proxy in one of three convenient ways:

•	by internet: visit the website shown on your proxy card and follow the instructions;

•	by telephone: dial the toll-free number shown on your proxy card and follow the instructions; or

•	in writing: sign, date, and return the enclosed proxy card in the enclosed pre-addressed, postage paid envelope.

You may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.

Unless revoked as described above, all properly executed proxies will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of two directors to serve until the 2020 annual meeting of shareholders;

•	FOR the re-approval of the material terms for qualified performance-based compensation under the Company’s 2012 Equity and Incentive Compensation Plan;

•	FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement;

•	FOR the approval of an annual advisory vote on executive compensation;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

If you own shares of common stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2017, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Holders of a majority of the outstanding shares of the Company’s common stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum and are considered present and entitled to vote.

The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions and broker non-votes for each of the matters to be voted on at the Annual Meeting.

Proposal		Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 –	Election of directors	Plurality (that is, the largest number) of the votes cast; provided that any director that does not receive a majority of the votes cast is required to submit his or her resignation	No	Abstentions and broker non-votes are not considered votes cast and will have no effect

No. 2 –	Re-approval of material terms for qualified performance-based compensation under the Company’s 2012 Equity and Incentive Compensation Plan	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast

No. 3 –	Advisory vote on executive compensation	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast

No. 4 –	Advisory vote on the frequency of advisory votes on executive compensation	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast

No. 5 –	Ratification of the appointment of Ernst &Young	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	Yes	Abstentions will have the effect of a vote cast against the matter

The Company pays the costs of soliciting proxies. We have engaged Georgeson, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $8,500 plus reimbursement of reasonable expenses. Georgeson will conduct our broker search, solicit banks, brokers, institutional investors and hedge funds to determine voting instructions, monitor voting and deliver executed proxies to our voting tabulator. Our employees also may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of the Company’s common stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, two directors will be elected to serve three-year terms expiring at our annual shareholder meeting in 2020. This section of the proxy statement contains information relating to the director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the Board for submission to the shareholders. The nominees for election are Michael J. Brown and G. Janelle Frost. Both currently serve as directors.

The Board recommends a vote “FOR” the election of each of the nominees.

Current directors whose terms expire at the Annual Meeting in 2020

Michael J. Brown, age 53, has served as a director of the Company since November 2014. Mr. Brown is the Vice Chairman and Chief Operating Officer of Iberiabank Corp., a position he has held since September 2009. In that role, he manages Iberiabank’s retail and commercial banking operations in Louisiana, Arkansas, Florida, Alabama, Texas and Tennessee. From 2001 to 2009, Mr. Brown served as Senior Executive Vice President of Iberiabank Corp. Prior to joining Iberiabank in 1999, Mr. Brown was a managing director with Bank One Capital Markets.

Mr. Brown’s experience in the financial services industry in a number of the Company’s key markets makes him well qualified to serve as a director of the Company.

G. Janelle Frost, age 46, has served as a Director since April 2016. Ms. Frost has served as the Company’s Chief Executive Officer since April 2015 and President since September 2013. Prior to becoming Chief Executive Officer, Ms. Frost served as Chief Operating Officer from May 2013 to April 2015. She served as Executive Vice President and Chief Financial Officer from November 2008 to April 2013 and Controller from May 2004 to November 2008. She has been employed with the Company since 1992. Ms. Frost currently serves on the board of directors of the Federal Reserve Bank of Atlanta’s New Orleans Branch.

Ms. Frost’s over 20 years of experience with the Company and her performance in numerous roles with the Company gives her in-depth knowledge of the Company’s business and insurance industry. Her tenure with the Company provides valuable insight about operational and strategic matters impacting the Company.

Current directors whose terms expire at the Annual Meeting in 2018

Philip A. Garcia, age 60, has served as a director of the Company since 2010. He retired from the Erie Insurance Group in April 2009, where he served as Executive Vice President and Chief Financial Officer for the final 12 years of his 28-year career with that company. Mr. Garcia was a director of Donegal Group Inc. from December 2009 to May 2011. He was previously a licensed Certified Public Accountant in Pennsylvania.

Mr. Garcia possesses a strong background in financial, accounting and investment management with a publicly traded property and casualty insurance company, as evidenced by his prior service as Chief Financial Officer of Erie Insurance Group. He brings substantial experience in the insurance industry to the Board, including a strategic understanding of the operations of a property and casualty insurance company, as well as an understanding of the current economic and other challenges facing our industry. His experience enables him to serve on the Audit Committee as an “audit committee financial expert.”

Millard E. Morris, age 72, founded the Company in 1985. He was our Chairman, Chief Executive Officer and principal shareholder until the Company was sold to a private investment group in 1997. He served on the Company’s Board from 1985 until 2005, when he voluntarily retired from our Board prior to the Company’s initial public offering. Mr. Morris was re-elected to the Board in June 2007. From 1996 until 2015, he served as the managing member of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. Millard E. Morris is the father of Jared A. Morris.

Millard E. Morris’s experience as founder of the Company and his long-term service as a director give him unique knowledge of the opportunities and challenges associated with the Company’s business. His familiarity with the Company and the insurance industry make him uniquely qualified to serve as a director of the Company.

Randy Roach, age 66, has served as a director of the Company since March 2007. Mr. Roach has been the Mayor of Lake Charles, Louisiana since 2000. Prior to assuming his duties as Mayor, Mr. Roach was engaged in the practice of law focusing on real estate and commercial law. Mr. Roach has been a member of the Louisiana State Bar Association since 1976. He is a director of The First National Bank of Louisiana. He is also a former member of the House of Representatives of the Louisiana Legislature.

Mr. Roach’s experience as a government official brings valuable insight to the Board given that the Company operates in a highly regulated industry. Mr. Roach’s background as an attorney, legislator and government official is particularly helpful in his role as a member of the Nominating and Corporate Governance Committee.

Nominees to be elected for terms expiring at the Annual Meeting in 2019

Teri Fontenot, age 63, has served as a director of the Company since January 2016. Ms. Fontenot is the President and Chief Executive Officer of Woman’s Hospital, a position she has held since 1996. Ms. Fontenot recently served for six years on the American Hospital Association Board and was the chair in 2012. Ms. Fontenot currently serves as a director for Landauer, Inc., a provider of analytical services to determine personnel exposure to occupational and environmental radiation hazards in the workplace.

Ms. Fontenot brings to the Board substantial experience as a chief executive officer and former chief financial officer of healthcare institutions and as chair of an insurance provider. She is also an inactive certified public accountant. Her experience in the healthcare and insurance industries provide her with valuable insight into the issues affecting the Company and our policyholders. This experience enables her to serve on the Audit Committee has an “audit committee financial expert.”

Jared A. Morris, age 41, has served as a director of the Company since 2005. He served as our lead director from November 2012 until he was appointed Chairman of the Board in April 2016. Since 2002, he has been an officer and a principal owner of Marine One Acceptance Corporation and Dumont Land, LLC, both of which are specialty finance companies. Since 2002, he has also served as an officer of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. He serves on the board of directors of First National Bank of DeRidder and Beauregard Memorial Hospital. Jared A. Morris is the son of Millard E. Morris.

Jared A. Morris is currently our Chairman of the Board and the former chair of the Nominating and Corporate Governance Committee. In these capacities, he has taken a lead role in developing and maintaining the Company’s corporate governance policies and practices. His experience and training in financial and credit management, as well as business investment, enhance the Board’s business sophistication.

Daniel Phillips, age 70, has served as a director of the Company since 2007. Mr. Phillips is President and Chief Executive Officer of PAX, LLC, a supplier of fabricated heavy industrial steel to the petrochemical, petroleum refining, and power industries, headquartered in Baton Rouge, Louisiana. He founded PAX, LLC in 1979, and has been an owner and officer of that company since that time.

Mr. Phillips brings to the Board substantial experience as the founder and chief executive officer of an industrial company that typifies many of the Company’s insurance clients. His experience as a CEO provides him with a unique perspective on leadership and issues affecting the Company and its clients.

PROPOSAL 2

RE-APPROVAL OF THE MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION UNDER THE COMPANY’S 2012 EQUITY AND INCENTIVE COMPENSATION PLAN

The 2012 AMERISAFE, Inc. Equity and Incentive Compensation Plan (the “Incentive Plan”) was approved at the Company’s annual meeting in June 2012. The Incentive Plan continues to afford the Compensation Committee with the flexibility to design equity-based compensation awards that are responsive to the Company’s business needs and authorizes a variety of awards designed to advance the interests and long-term success of the Company.

Shareholders are not being asked to approve or re-approve the Incentive Plan. Instead, shareholders are being asked to approve only the material terms for “qualified performance-based compensation” under the Incentive Plan for purposes of the approval requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). This approval is intended to preserve the Company’s ability to potentially design certain types of awards under the Incentive Plan so that they may be able to satisfy the requirements for “qualified performance-based compensation” and may permit the Company to benefit from certain tax deductions, under Section 162(m) of the Code.

Section 162(m) of the Code disallows a deduction for certain compensation paid to our Chief Executive Officer and to each of our other three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year to the extent that compensation to such covered employee exceeds $1 million for such year. However, some types of compensation, including “qualified performance-based compensation” under Section 162(m) of the Code, are not subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. The deduction limit does not apply to compensation paid under a shareholder-approved plan that meets certain requirements for “qualified performance-based compensation” under Section 162(m) of the Code. While we believe it is in the best interests of the Company and its shareholders to have the ability to potentially grant “qualified performance-based compensation” under the Incentive Plan, we may decide to grant compensation to covered employees that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code under the Incentive Plan, we cannot guarantee that such compensation will so qualify or will ultimately be deductible by the Company.

Generally, compensation attributable to performance-based awards may be deemed to qualify as “qualified performance-based compensation” under Section 162(m) of the Code if:

•	the grant is made by a committee of outside directors for purposes of Section 162(m) of the Code;

•

the plan under which the award is granted states the maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and

•

the amount of compensation an individual may receive under the award is based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by shareholders (or, in the case of stock options or appreciation rights, the increase in the value of the shares after the date of grant).

Shareholder approval of this proposal is intended to satisfy the shareholder approval requirements of Section 162(m) of the Code.

The Company is seeking shareholder approval of the material terms for “qualified performance-based compensation” under the Incentive Plan, including the performance measures and grant limits under the

Incentive Plan, as well as the individuals eligible to receive awards under the Incentive Plan. This would provide the Company flexibility to potentially grant awards under the Incentive Plan that may be fully deductible for federal income tax purposes. If the Company’s shareholders approve the material terms for “qualified performance-based compensation” under the Incentive Plan, assuming that all other requirements under Section 162(m) of the Code are met, we may be able to obtain tax deductions with respect to awards issued under the Incentive Plan to our covered employees without regard to the limitations of Section 162(m) of the Code until our 2022 annual meeting of shareholders (in other words, for about five years). If the Company’s shareholders do not approve this proposal, the Company will generally be limited in its ability to make certain performance-based awards.

The Company is not seeking to increase the number of shares available for issuance or to adjust any of the individual award limits contained in the Incentive Plan, nor is the Company amending the Incentive Plan in any way.

A copy of the Incentive Plan is attached to this proxy statement as Annex A. The following description of the Incentive Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Annex A.

Section 162(m) Performance Measures

As discussed above, the Company’s only reason for submitting this proposal to shareholders is to obtain shareholder approval of the material terms for “qualified performance-based compensation” under the Incentive Plan for purposes of Section 162(m) of the Code. This shareholder approval is expected to enable us to structure certain awards so that those awards may be able to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

In particular, the Incentive Plan includes a list of performance measures upon which the Compensation Committee must condition a grant or vesting of a “qualified performance-based award” pursuant to the Incentive Plan, which measures are as follows:

•	cash flow/net assets ratio;

•	return on assets, capital or investment;

•	return on equity;

•	earnings per share growth;

•	revenue growth;

•	total shareholder return;

•	loss ratio;

•	expense ratio;

•	combined ratio;

•	direct premiums written or premium volume;
•	net income (before or after taxes);

•	earnings before all or any interest, taxes, depreciation and/or amortization;

•	market share;

•	cost reduction goals;

•	earnings from continuing operations;

•	levels of expense, costs or liabilities;

•	operating profit;

•	sales or revenues;

•	stock price appreciation; or

•	implementation or completion of critical projects or processes.

In addition to these performance measures, the Incentive Plan also includes individual grant limits for equity or incentive awards that can be granted pursuant to the Incentive Plan and specifies the classes of individuals eligible to receive awards under the Incentive Plan, as further described below.

The affirmative vote of a majority of the holders of our common stock entitled to vote and present at the Annual Meeting is required to approve the material terms for qualified performance-based compensation under the Incentive Plan. Accordingly, abstentions will have the effect of a vote against this proposal. Broker non-votes will not have any effect on the adoption of this proposal.

You should read and understand the terms of the Incentive Plan before you vote.

The Board recommends a vote “FOR” approval of the material terms for qualified performance-based compensation under the Incentive Plan.

Summary of the Incentive Plan

Purpose. The purpose of the Incentive Plan is to attract, retain and motivate non-employee directors, officers, key employees and consultants by providing incentives for superior performance. The Board believes that equity-based incentive compensation programs are an important element of our continued financial and operational success, and that the Incentive Plan will serve the dual purpose of motivating key individuals to achieve performance objectives related to our overall goal of increasing shareholder value and further aligning the interests of these key individuals with those of our shareholders.

Term. The Incentive Plan will terminate on June 15, 2022, the tenth anniversary of the date our shareholders approved the Incentive Plan. The Board may, in its discretion, terminate the Incentive Plan at any time. In either event, termination will not affect the rights of participants under any awards then outstanding under the Incentive Plan.

Eligibility. Current officers, other employees and consultants of the Company and its subsidiaries, non-employee directors of the Company, and prospective officers and employees of the Company and its subsidiaries who have agreed to commence serving within 90 days of the date of grant of an award are eligible to participate in the Incentive Plan, provided that those persons are selected by the Compensation Committee to receive awards under the Incentive Plan. Approximately 420 employees (not including officers), 12 officers, including four executive officers, and eight non-employee directors currently qualify to participate in the Incentive Plan. The Compensation Committee will determine which persons will receive awards and the number of shares subject to such awards. Although all employees are eligible to receive awards under the Incentive Plan, the Compensation Committee generally makes awards under the Incentive Plan only to senior management.

Incentive Plan Limits. The maximum number of shares of common stock, par value $0.01 per share that may be issued or transferred:

•	upon the exercise of option rights or appreciation rights,

•	as restricted shares and released from substantial risk of forfeiture,

•	in payment of restricted stock units,

•	in payment of performance shares or performance units that have been earned,

•	as awards of shares of common stock to non-employee directors,

•	as other awards granted under the Incentive Plan, or

•	in payment of dividend equivalents paid with respect to awards made under the Incentive Plan,

will not in the aggregate exceed 500,000 shares of common stock (subject to adjustment as described in the Incentive Plan), which may be original issue shares or treasury shares or a combination of the two. As of April 17, 2017, 355,777 shares of common stock are available for future issuance under the Incentive Plan.

The Incentive Plan provides that shares of common stock covered by an award will not be counted as used unless and until the shares are actually issued and delivered to a recipient. Therefore, the total number of shares of common stock available under the Incentive Plan as of a given date will not be reduced by any shares relating to prior awards that have expired or have been forfeited and cancelled. Upon payment in cash of the benefit provided by any award granted under the Incentive Plan, any shares of common stock that were covered by that award will again be available for issue or transfer. The Incentive Plan also provides that:

•

if shares of common stock are tendered or otherwise used in payment of the option price of an option right, the total number of shares covered by the option right being exercised will count against the aggregate plan limit;

•	shares of common stock withheld by the Company to satisfy tax withholding obligations will count against the aggregate plan limit;

•	shares of common stock that are repurchased by the Company with option right proceeds will not be added to the aggregate plan limit; and

•

the number of shares of common stock covered by an appreciation right, to the extent that it is exercised and settled in shares of common stock, and whether or not shares are actually issued to the recipient upon exercise of the appreciation right, will be considered issued or transferred pursuant to the Incentive Plan.

The number of shares of common stock actually issued or transferred by the Company upon the exercise of ISOs (as defined below) will not in the aggregate exceed 500,000 shares, subject to adjustment as provided for in the Incentive Plan.

The Incentive Plan also provides the following additional limits, subject to adjustment as provided in the Incentive Plan:

•	no participant will be granted option rights or appreciation rights, in the aggregate, for more than 50,000 shares of common stock during any calendar year;

•

no participant will be granted awards of restricted shares, restricted stock units, performance shares or performance units that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 50,000 shares of common stock during any calendar year;

•

no participant in any calendar year will receive an award of performance units or other award payable in cash as described below under “Other Awards” (which would not include a cash incentive award) that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value as of their respective dates of grant in excess of $1,500,000; and

•

no participant in any calendar year will receive a cash incentive award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code that has an aggregate maximum value in excess of $1,500,000.

Description of Awards. The Incentive Plan is an “omnibus” plan under which the Compensation Committee can make cash and equity-based awards in the form of restricted shares, restricted stock units, option rights, appreciation rights, cash incentive awards, performance shares and units, and other types of awards. Each award under the Incentive Plan will be made pursuant to an agreement containing such terms and provisions, consistent with the Incentive Plan, as our Compensation Committee may approve.

Restricted Shares. A grant of restricted shares constitutes an immediate transfer of ownership of the shares of common stock to the recipient in consideration of the recipient’s performance of services. Generally, restricted shares must be subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, for a period to be determined by our Compensation Committee on the date of grant or until specified management objectives are achieved. Subject to the substantial risk of forfeiture, restricted shares entitle the recipient to dividend, voting and other ownership rights.

If the elimination of restrictions is based only on the passage of time, the period of time will be no shorter than three years, except that restrictions may be removed ratably during the three-year period, on an annual basis, as determined by our Compensation Committee on the grant date.

Any grant of restricted shares may specify management objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Any restricted shares that vest upon the achievement of management objectives may not vest sooner than one year from the grant date. The transferability of restricted shares is prohibited or restricted in a manner prescribed by our Compensation Committee on the date of grant for the period during which such forfeiture provisions are to continue.

Any grant or sale may require that any or all dividends or other distributions paid on the restricted shares during the period of such restrictions be automatically deferred and reinvested in additional restricted shares, in which case these additional restricted shares would be subject to the same restrictions as the underlying award. Dividends or other distributions on restricted shares with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives.

Restricted Stock Units. A grant of restricted stock units constitutes an agreement by the Company to deliver shares of common stock or cash to the recipient in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as our Compensation Committee may specify. During the applicable restriction period, the recipient may not transfer any rights under the award, will have no rights of ownership in any shares of common stock deliverable upon payment of the restricted stock units, and will have no right to vote those shares. Our Compensation Committee may, at the grant date, authorize the payment of dividend equivalents on restricted stock units on either a current, deferred or contingent basis, either in cash or in additional shares of common stock. However, dividends or other distributions on shares underlying restricted stock units with restrictions that lapse as a result of the achievement of specified management objectives will be deferred until and paid contingently upon the achievement of the applicable management objectives.

Restricted stock units with a restriction period that lapses only by the passage of time will have a restriction period of at least three years, except that the restriction period may expire ratably during the three-year period, on an annual basis, as determined by our Compensation Committee at the grant date. If the restricted stock units have a restriction period that lapses only upon the achievement of management objectives, the restriction period cannot lapse sooner than one year from the date of grant.

Each grant or sale of restricted stock units will also specify the time and manner of payment of the restricted stock units that have been earned.

Option Rights. Option rights provide the recipient with the right to purchase shares of common stock at a price not less than their fair market value on the date of the grant. As of April 17, 2017, the fair market value of our common stock was $64.70 per share. The option price is payable in cash, check or wire transfer, in nonforfeitable and unrestricted shares of common stock already owned by the optionee, through any net exercise arrangement established by our Compensation Committee, by any combination of these methods, or by any other method approved by the Compensation Committee. To the extent permitted by law, a grant of option rights may provide for the deferred payment of the option price on the sale of some or all of the shares obtained from the exercise.

Option rights granted under the Incentive Plan may be option rights that are intended to qualify as incentive stock options, or ISOs, within the meaning of Section 422 of the Code. ISOs may be granted only to participants who meet the definition of “employees” under Section 3401(c) of the Code.

No option rights may be exercised more than 10 years from the date of grant. Each grant of an option right will specify the period of continuous service that is necessary before the option right becomes exercisable. Any grant of option rights may specify management objectives that must be achieved as a condition to exercise the option rights. Option rights will not provide for any dividends or dividend equivalents.

Appreciation Rights. Appreciation rights provide the recipient with the right to receive from the Company an amount, determined by our Compensation Committee and expressed as a percentage (not exceeding 100%) of the difference between the base price established for the appreciation rights and the market value of the common stock on the date the rights are exercised. Appreciation rights can be tandem (i.e., granted with option rights to provide an alternative to the exercise of the option rights) or free-standing.

Tandem appreciation rights may only be exercised at a time when the related option right is exercisable and the spread is positive, and require that the related option right be surrendered for cancellation. Free-standing appreciation rights must have a base price per right that is not less than the fair market value of the common stock on the grant date, must specify the period of continuous employment that is necessary before such appreciation rights become exercisable and may not be exercisable more than 10 years from the grant date.

When exercised, appreciation rights may be paid by the Company in cash, common stock or a combination of the two. Any grant of appreciation rights may specify (a) management objectives that must be achieved as a condition to exercising such rights, (b) waiting periods before appreciation rights become exercisable and (c) permissible dates or periods on or during which appreciation rights are exercisable. Appreciation rights will not provide for any dividends or dividend equivalents.

Cash Incentive Awards, Performance Shares and Performance Units. A cash incentive award is a cash award. A performance share is a bookkeeping entry equivalent to one share of common stock and a performance unit is a bookkeeping entry equivalent to $1.00 or such other value as determined by our Compensation Committee. Under a grant of a cash incentive award, performance shares or performance units, the Company identifies one or more management objectives that must be met within a specified period (not less than one year). Our Compensation Committee also establishes a minimum level of acceptable achievement for the recipient. If, by the end of the performance period, the recipient has achieved the specified management objectives, the recipient will be deemed to have fully earned the cash incentive award, performance shares or performance units, as the case may be. If the recipient has not achieved the management objectives, but has attained or exceeded the predetermined minimum level of acceptable achievement, the recipient may earn a portion of the cash incentive award, performance shares or performance units, as the case may be.

To the extent earned, the cash incentive award, performance shares or performance units will be paid to the recipient at the time and in the manner determined by our Compensation Committee in cash, shares of common stock or a combination of the two. The grant of performance shares may provide for the payment of dividend equivalents in cash or in shares, subject in all cases to deferral and payment on a contingent basis based on the recipient’s earning of the performance shares or performance units with respect to which such dividend equivalents are paid.

Awards to Non-employee Directors. The Compensation Committee may make grants to non-employee directors of option rights, appreciation rights or other awards, and may grant or sell to non-employee directors shares of common stock, restricted shares or restricted share units. Awards granted to non-employee directors will not be subject to any minimum vesting period. Any option rights or free-standing appreciation rights granted to a non-employee director will not be granted at a price less than the fair market value per share on the date of grant and will expire not more than ten years from the date of grant.

In addition, non-employee directors may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in shares of common stock, restricted shares, restricted share units or other awards under the Incentive Plan in lieu of cash.

At the present time, the Compensation Committee does not expect to make awards under the Incentive Plan to non-employee directors. Currently, all non-employee directors receive a portion of their compensation in the form of restricted stock under a separate plan. See “The Board, Its Committees and Its Compensation—Director Compensation.”

Other Awards. Our Compensation Committee may grant to participants cash awards or other awards (which may include rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our common stock or factors that may influence the value of our shares.

Our Compensation Committee will determine the terms and conditions of any of these other awards at the time of grant, and may specify management objectives, or a minimum level of acceptable achievement, that must be met within a specified period prior to any payment, in whole or in part, being made on such awards. Any shares or restricted common stock that vest upon the achievement of management objectives may not vest earlier than one year from the grant date.

Our Compensation Committee may also require that an award only vest on the passage of time rather than the achievement of management objectives. If the elimination of restrictions is based only on the passage of time, the period of time will be no shorter than three years, except that restrictions may be removed ratably during the three-year period, on an annual basis, as determined by our Compensation Committee on the grant date.

Management Objectives. The Incentive Plan requires that our Compensation Committee establish “management objectives” for purposes of cash incentive awards, performance shares and performance units. When determined by our Compensation Committee, option rights, appreciation rights, restricted shares, restricted stock units, dividend equivalents or other awards may also specify management objectives. Management objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual recipient or the recipient’s division, department, region or function within the Company or subsidiary of the Company. Management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance objectives.

Our Compensation Committee may grant awards subject to management objectives that are either intended or not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Management objectives applicable to any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code must be based on one or more, or a combination, of the criteria described above in this Proposal 2 under the caption “Section 162(m) Performance Measures.”

Except in the case of such award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with a change in control of the Company) where such action would result in the Company’s loss of the exemption of the award under Section 162(m), if our Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, our Compensation Committee may, in its discretion, modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as our Compensation Committee deems appropriate and equitable.

Administration. Our Compensation Committee, as constituted from time to time, will administer and interpret the Incentive Plan. The Compensation Committee will be composed of not less than two directors, each of whom must (a) be a “non-employee director” within the meaning of Rule 16b-3 and (b) be an “outside director” within the meaning of Section 162(m) of the Code. The Compensation Committee may from time to time delegate all or any part of its authority under the Incentive Plan to a subcommittee.

The Compensation Committee may delegate certain administrative powers to officers of the Company, including the powers to designate employees to be recipients of the awards granted under the Incentive Plan and to determine the size and type of the awards granted. Officers may not, however, grant awards to the Company’s directors, officers or beneficial owners of more than 10% of any class of the Company’s equity securities. Any resolution authorizing administrative powers to an officer must set forth the total number of shares related to the awards the officer may grant and the terms of the awards, and the officer must report periodically to our Compensation Committee regarding awards granted pursuant to the delegated authority.

Except in connection with certain corporate transactions described in the Incentive Plan, the terms of outstanding awards may not be amended to reduce the option price of outstanding option rights or the base price of outstanding appreciation rights, or cancel outstanding option rights or appreciation rights in exchange for cash, other awards, or option rights or appreciation rights with an option price or base price, as applicable, that is less than the option price of the original option rights or base price of the original appreciation rights, as applicable, without shareholder approval. This restriction is intended to prohibit the repricing of “underwater” option rights and appreciation rights and will not be construed to prohibit the adjustments in connection with certain corporate transactions provided for in the Incentive Plan.

In addition, notwithstanding anything in the Incentive Plan to the contrary, up to 10% of the maximum number of shares of common stock that may be issued or transferred under the Incentive Plan, as may be adjusted as described in the Incentive Plan, may be used for (a) restricted shares, restricted stock units, performance shares and units, and other awards that do not comply with the three-year or one-year vesting requirements set forth in the Incentive Plan or (b) common stock awards granted to non-employee directors.

Transferability. The Compensation Committee may provide for transferability of particular awards under the Incentive Plan, so long as the awards are not transferred in exchange for value or consideration. Otherwise, awards granted under the Incentive Plan will not be transferable by a recipient other than pursuant to a qualified domestic relations order or by will or the laws of descent and distribution. Any award made under the Incentive Plan may provide that any shares of common stock issued or transferred as a result of the award will be subject to further restrictions upon transfer.

Adjustments. The number and kind of shares covered by outstanding option rights, appreciation rights, restricted shares, restricted stock units, deferred shares and performance shares and performance units, and the prices per share applicable thereto, are subject to adjustment in certain situations as provided in the Incentive Plan. In addition, for each option right or appreciation right with an option price or base price greater than the consideration offered in connection with any transaction or event described in the adjustment section of the Incentive Plan or any change in control of the Company, our Compensation Committee may in its sole discretion elect to cancel such option right or appreciation right without any payment to the person holding such option right or appreciation right.

Certain Terminations of Employment and Other Events. If permitted by Section 409A and Section 162(m) of the Code, but subject to the following paragraph, in the event of a termination of employment by reason of death, disability or retirement, or in the event of a change in control of the Company, our Compensation Committee may accelerate the date when an award becomes exercisable or the time at which any substantial risk of forfeiture or prohibition on restriction on transfer or any other restriction period will lapse, or waive or modify any other limitation or requirement with respect to any award under the Incentive Plan. Accordingly, notwithstanding any minimum vesting or performance period specified in the Incentive Plan, awards granted under the Incentive Plan may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, that award by virtue of retirement, death or disability of a grantee or upon a change in control where either (a) the grantee is involuntarily terminated other than for “cause” or terminates his or her employment for “good reason” within a specified period or (b) the award is not assumed or converted into a replacement award as required under the Incentive Plan or the applicable award agreement or other evidence of award.

Subject to the anti-repricing provisions of the Incentive Plan, our Compensation Committee may amend the terms of awards granted under the Incentive Plan prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with a participant’s death or disability, or a change in control of the Company) where the action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In that case, our Compensation Committee will not make any modification of the management objectives or the level or levels of achievement with respect to such award. Subject to adjustment as described in the Incentive Plan, no amendment shall impair the rights of any participant without his or her consent.

Definition of “Change in Control”. In general, a change in control will be deemed to have occurred under the Incentive Plan if:

•	a person or group acquires 35% or more of the Company’s then outstanding voting securities, subject to certain exceptions;

•

individuals who constitute the Board as of the effective date of the Incentive Plan cease for any reason (other than death or disability) to constitute at least a majority of the Board, unless their replacements are approved as described in the Incentive Plan;

•	there is a consummation of a merger, consolidation or similar corporate transaction that results in an actual change in ownership of the Company; or

•	the Company’s shareholders approve a complete liquidation or dissolution of the Company.

Definition of “Cause”. In general, a participant may be terminated for cause under the Incentive Plan as a result of:

•	the participant’s conviction, guilty plea or plea of nolo contendere to any felony, or to any crime of moral turpitude;

•

the willful misconduct of the participant, or the willful or continued failure by the participant (except as a result of disability or illness) to substantially perform his duties to the Company, in either case which has a material adverse effect on the Company; or

•	the willful fraud or material dishonesty of the participant in connection with his performance of duties to the Company or one of our subsidiaries, as the case may be.

However, a participant may not be terminated for cause unless the participant is given 30 days to cure any acts or omissions giving rise to a termination for cause (other than those acts or omissions described in the first bullet above).

Definition of “Good Reason.”

In general, a participant may terminate his or her employment for good reason under the Incentive Plan if, without the participant’s consent:

•	subsequent to a change in control, there is a material diminution in the participant’s authority, duties or responsibilities;

•	subsequent to a change in control, there is a material reduction in the participant’s base salary;

•

subsequent to a change in control, there is a material reduction in the participant’s ability to earn annual bonus and other incentive compensation that results in a material reduction in the total annual compensation a participant may earn;

•	subsequent to a change in control, the participant’s principal place of employment is relocated to a place that is more than 35 miles from the participant’s prior principal place of business; or

•	there is a material breach by the Company or a Subsidiary of the Incentive Plan or any agreement between the participant and the Company or a Subsidiary.

However, a participant may not terminate his or her employment for good reason unless (a) the participant gives notice of the Company of the event or condition providing the participant with a right to terminate for good reason within 60 days of the occurrence of the event or condition, (b) the Company does not cure the event or condition within 30 days of receiving the notice and (c) the participant terminates employment within 180 days of the occurrence of such event or condition.

Detrimental Activity and Recapture Provisions. The Incentive Plan provides that awards may be cancelled or forfeited (and gains related to such awards may also be forfeited) either if the recipient is found to be engaging in activities detrimental to the Company, including competition with the Company, unauthorized disclosure of the Company’s confidential or proprietary information or activities resulting in termination for “cause,” or if recapture of such awards (including gains related to such awards) is required under the rules and regulations of the Securities and Exchange Commission or the NASDAQ Stock Market.

Amendments and Miscellaneous. The Incentive Plan may be amended by our Board so long as any amendment that would materially increase the benefits accruing to participants under the Incentive Plan, would materially increase the number of securities which may be issued under the Incentive Plan, would materially modify the requirements for participation in the Incentive Plan or must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the NASDAQ Stock Market is not effective until that approval has been obtained.

Except with respect to option rights and appreciation rights, our Compensation Committee may permit recipients to elect to defer the issuance of shares of common stock or the settlement of awards in cash under procedures set forth by our Compensation Committee and intended to comply with Section 409A of the Code. The Compensation Committee may also provide that deferral settlements include payment or crediting of interest on the deferred amounts or the payment or crediting of dividend equivalents where the deferral amounts are denominated in shares of common stock.

The Incentive Plan and all actions taken pursuant to the Incentive Plan are governed by the laws of the State of Texas.

Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Incentive Plan based on Federal income tax laws in effect on January 1, 2017. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Incentive Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare or Social Security taxes) or state or local tax consequences.

Tax Consequences to Participants.

Restricted Shares. The recipient of shares of restricted common stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of those shares (determined without regard to the Restrictions) over the purchase price, if any, of the restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the cash received and the fair market value of unrestricted common stock received, as applicable, on the date that the cash or shares are transferred to the recipient under the award (reduced by any amount paid by the participant for those restricted stock units), and the capital gains/loss holding period for any such shares will also commence on such date.

Nonqualified Option Rights. In general, (a) no income will be recognized by an optionee at the time a nonqualified option right is granted, (b) at the time of exercise of a nonqualified option right, ordinary income will be recognized by the optionee in an amount equal to the positive difference, if any, between the option price paid for the shares of common stock and the fair market value of the common stock, if unrestricted, on the date of exercise, and (c) at the time of sale of shares of common stock acquired pursuant to the exercise of a nonqualified option right, appreciation (or depreciation) in value of the shares of common stock after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Option Rights. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of common stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of those shares is made by such optionee within two years after the date of grant or within one year after the transfer of those shares to the optionee, then upon sale of the shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of those shares at the time of exercise (or, if less, the amount realized on the disposition of those shares if a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a tandem appreciation right or a freestanding appreciation right. When the appreciation right is exercised, the recipient normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

Cash Incentive Awards, Performance Shares and Performance Units. No income generally will be recognized upon the grant of cash incentive awards, performance shares or performance units. Upon payment in respect of the earn-out of cash incentive awards, performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of common stock received.

Dividend Equivalent Rights. Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount equal to the amount paid to the participant pursuant to the award.

Unrestricted Stock. Participants who are awarded unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the stock on the date of the award, reduced by the amount, if any, paid for such stock.

Tax Consequences to the Company or a Subsidiary. To the extent that a recipient recognizes ordinary income in the circumstances described above, the Company or a subsidiary for which the recipient performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million annual limitation on certain executive compensation under Section 162(m) of the Code. In this regard, certain types of awards under the Incentive Plan, such as time-vested restricted shares and restricted stock units, cannot qualify as performance-based awards under Section 162(m), and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

Plan Benefits

Generally, awards to be granted under the Incentive Plan are discretionary. Therefore, it is not possible to determine the benefits or the amounts to be received in the future under the Incentive Plan by the individuals eligible to participate in the Incentive Plan.

For information regarding the Company’s long-term awards program under the Incentive Plan, see “Compensation Discussion and Analysis-Long Term Incentive Compensation.” For additional information regarding awards made under the Incentive Plan in the year ended December 31, 2016, see “Executive Compensation-Summary Compensation Table” and “Executive Compensation-Grants of Plan-Based Awards.”

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are submitting the compensation of our named executive officers as disclosed in this proxy statement to our shareholders for an advisory vote.

As described below under the heading “Compensation Discussion and Analysis,” we seek to offer our employees, including our named executive officers, with a competitive pay package that rewards individual contributions, performance and experience with our Company, while aligning the interests of our executive officers and other key employees with those of the Company’s shareholders. The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers, as described under the headings “Compensation Discussion and Analysis” and “Executive Compensation” in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. However, the Compensation Committee expects to consider the outcome of this advisory vote in evaluating whether any actions are appropriate with respect to our compensation programs for our executive officers.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY

OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (and Section 14A of the Exchange Act), we are submitting the frequency of advisory votes on executive compensation to an advisory vote of our shareholders. In voting with respect to this Proposal, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every year, every two years, or every three years. Shareholders also may, if they wish, abstain from voting on this proposal.

The Board has determined that an advisory vote each year on executive compensation is currently the appropriate approach for the Company and its shareholders. In making its recommendation, our Board considered that an annual advisory vote on executive compensation allows our shareholders to provide us with timely and direct input on the Company’s compensation policies, programs and practices. In addition, the Board also considered that a significant majority of shareholders supported an annual advisory vote on executive compensation when this matter was first considered at the Company’s annual shareholder meeting in 2011.

Our Board recommends that you vote for an annual advisory vote on executive compensation. This vote is advisory and not binding on the Company or our Board. However, our Board intends to evaluate the voting on this proposal in determining how frequently the Company will submit advisory votes on executive compensation to our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining). Shareholders are not voting to approve or disapprove the recommendation of the Board.

The Board unanimously recommends that you vote “FOR” the option of every year.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017. The Board is asking shareholders to ratify this appointment. SEC regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders. Accordingly, the Board considers a proposal for shareholders to ratify this appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”

The Board recommends a vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Board of Directors

The Board presently consists of eight non-employee directors and one employee director. The Board is divided into three classes, with each class serving three-year terms. The term of one class expires at each annual meeting of shareholders.

Director Compensation

The elements of compensation payable to our non-employee directors in 2016 are briefly described below.

Board Service:
Annual cash retainer	$45,000
Annual restricted stock award	45,000
Board Committee Service:
Chairman annual retainer	$45,000
Audit Committee Chair annual cash retainer	20,000
Compensation Committee Chair annual cash retainer	10,000
Lead Director Annual Cash Retainer	10,000
Nominating and Corporate Governance Committee Chair annual cash retainer	10,000
Risk Committee Chair annual cash retainer	7,500
Committee member annual cash retainer	5,000
Committee meeting fee (for each meeting in excess of five meetings)	1,000

Committee Chairs do not receive annual cash retainers for being members of the committees they chair. Meeting fees are not paid for attendance at the first five committee meetings during the year. Any director who is an employee of the Company does not receive additional compensation for serving as a director. Directors do not receive additional compensation for serving on our Risk Committee. The Company reimburses directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.

The amount of restricted stock granted to each non-employee director is equal to $45,000 divided by the closing price of our common stock on the date of the annual meeting of shareholders at which the non-employee director is elected or continues to be a member of the Board. The shares of restricted stock granted to non-employee directors vest at the next annual meeting of shareholders. If a non-employee director is first elected or appointed to the Board at a time other than at an annual meeting of shareholders, the non-employee director is awarded a prorated initial restricted stock grant at that time. Awards to non-employee directors are made under the AMERISAFE, Inc. 2016 Restated Non-Employee Director Restricted Stock Plan (the “2016 Director Plan”).

On June 10, 2016, each non-employee director was granted 697 shares of restricted stock.

In connection with Mr. Jared Morris being elected Chairman of the Board, the Board approved an annual cash retainer for the Chairman of the Board set at $45,000. Because the Chairman of the Board is independent and separate from the Chief Executive Officer, the Board currently does not have a lead independent director.

The following table provides information regarding the compensation of our non-employee directors for the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Michael Brown	$60,420	$44,957	$105,377
Teri G. Fontenot	51,827	44,957	96,784
Philip A. Garcia	70,841	44,957	115,798
Jared A. Morris	97,148	44,957	142,105
Millard E. Morris	52,500	44,957	97,457
Daniel Phillips	51,000	44,957	95,957
Randy Roach	64,986	44,957	109,943
Austin P. Young III	62,739	44,957	107,696

1.	The grant date fair value of each award, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“Topic 718”), was $44,957. Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for information regarding the assumptions made in determining these values. As of December 31, 2016, each non-employee director held 697 shares of restricted stock.

Non-Employee Director Stock Ownership and Retention Guidelines

Our Board recognizes that ownership of common stock is an effective means to align the interests of our directors with those of our shareholders. The following is a summary of our stock ownership and retention guidelines for our non-employee directors.

Non-Employee Director Stock Ownership Guidelines. Non-employee directors are expected to acquire and hold during their Board service shares of our common stock equal in value to at least three times the annual cash retainer paid to our directors, or $135,000. Non-employee directors have five years from their initial election to the Board to meet these ownership guidelines.

Non-Employee Director Retention Guidelines. Directors are expected to continuously own sufficient shares to meet the guidelines once attained. Until a director meets the ownership guidelines, the director will be required to hold 75% of the shares of common stock received from any equity award, net of any shares used to pay the exercise price or tax withholding. If a director attains compliance with the stock ownership guideline and subsequently falls below the guideline because of a decrease in the price of our common stock, the director will be deemed in compliance provided that the director retains the shares then held.

The following table provides the equity ownership of each of our non-employee directors as of December 31, 2016, measured in dollars. Ownership was calculated based on a price of $62.35 per share, the closing price of the Company’s common stock on December 30, 2016, the last trading day of the year.

Non-Employee Director	Total Ownership
Michael Brown	$129,439
Teri G. Fontenot	$66,902
Philip A. Garcia	$499,049
Jared A. Morris	$4,377,406
Millard E. Morris	$6,519,004
Daniel Phillips	$900,022
Randy Roach	$497,366
Austin P. Young III	$669,701

Corporate Governance

The Board and senior management of the Company believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility and ethical conduct throughout the Company. Consistent with these principles, the Company has, among other things, adopted:

•	corporate governance guidelines that describe the principles under which the Board operates;

•	a code of business conduct and ethics applicable to all employees;

•	written charters for each of its standing committees;

•	a conflict of interest policy applicable to all employees;

•	a policy regarding the recovery of incentive compensation in the event of a restatement of the Company’s financial statements filed with the SEC or any state authority;

•	policies prohibiting our directors and executive officers from hedging or pledging our common stock;

•

a policy regarding Rule 10b5-1 trading plans requiring, among other things, that each plan be approved by the Company’s General Counsel and provided to the Chair of the Nominating and Corporate Governance Committee, or NCG Committee, for review prior to approval, and each plan must provide for a minimum 30-day waiting period between the execution of the plan and the initial trade under the plan; and

•	a policy regarding related party transaction oversight and approval.

In October 2016, the board approved a majority voting and director resignation policy. Under this policy any director nominee who receives a greater number of votes “withheld” or “against” his or her election than votes “for” his or her election is required to tender his or her resignation as a director to the Board promptly following the certification of the election results. This policy does not apply to a “contested” election. A “contested election” is an election in which the number of nominees for director exceeds the number of directors to be elected.

The NCG Committee will consider each resignation tendered under this policy and recommend to the Board whether to accept or reject it. The Board will act on each tendered resignation, taking into account the NCG Committee’s recommendation, within 90 days following the certification of the election results. Any director who tenders his or her resignation pursuant to this policy will not participate in the NCG Committee recommendation or Board deliberations regarding whether to accept or reject the tendered resignation.

Our corporate governance guidelines, code of business conduct and ethics, committee charters and certain other governance policies, including the majority voting policy summarized above, are available on the Company’s website (www.amerisafe.com) in the Investor Relations section. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its code of business conduct and ethics on its website in the Investor Relations section.

Management regularly meets with shareholders and potential investors. In those meetings, investors and shareholders express their views regarding the Company’s executive compensation practices and corporate governance policies. Management reports to the Board and the NCG Committee regarding the discussions at these meetings. The NCG Committee and the Board periodically review the Company’s corporate governance policies and practices. Based on these reviews, input from shareholders and recommendations from the NCG Committee, the Board adopts changes to policies and practices that it believes are in the best interests of the Company, including complying with any new SEC or Nasdaq listing requirements.

The NCG Committee intends to continue to periodically review the Company’s corporate governance policies, taking into consideration, among other things, the views of our shareholders and developments in the governance practices of other public companies.

Board Leadership

The Board appointed Jared A. Morris as Chairman of the Board in April 2016. The Board believes that separating the roles of Chairman and Chief Executive Officer is the most effective leadership structure for the Company at this time. As Chairman, Mr. J. Morris’s key responsibilities include:

•	calling meetings of all directors and independent directors;

•	presiding at the annual meeting, all meetings of the Board, including executive sessions of the independent directors;

•	acting as liaison between the board and management;

•	overseeing the preparation of proxy materials;

•	working with the nominating and corporate governance committee to ensure proper committee structure, including reviewing committee and chairmen assignments, and the effectiveness of the Board;

•	approving the quality, quantity, appropriateness and timeliness of information sent to the Board as well as setting meeting agendas;

•	facilitating the Board’s approval of the number and frequency of board meetings as well as meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	any such other actions or duties deemed necessary by the Board.

Director Independence

As part of the Company’s corporate governance guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent, as that term is defined in the Nasdaq listing requirements. The Board has determined that each of its non-employee directors, Mr. Brown, Ms. Fontenot, Mr. Garcia, Mr. J. Morris, Mr. M. Morris, Mr. Phillips, Mr. Roach, and Mr. Young, is independent of the Company and its management within the meaning of the Nasdaq listing requirements.

In determining that Mr. Phillips is independent, the Board considered that Mr. Phillips is President, Chief Executive Officer and an owner of PAX, LLC, a policyholder of the Company. The Board determined that this relationship does not interfere with Mr. Phillips’ exercise of independent judgment and that he is independent within the meaning of the Nasdaq listing requirements. See “Certain Relationships and Related Transactions.”

Board Meetings

The Board held five meetings during 2016. Each director serving on the Board in 2016 attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Under the Company’s corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for, attend and participate in all Board meetings and meetings of Board committees on which he or she serves.

Annual Meetings of Shareholders

The Company’s directors are encouraged to attend our annual shareholder meetings, but we do not currently have a policy relating to directors’ attendance at these meetings. Five directors, Mr. J. Morris, Ms. Fontenot, Mr. Garcia, Ms. Frost and Mr. Young, attended our 2016 annual meeting of shareholders, either in person or by teleconference.

Audit Committee

The Audit Committee currently consists of Mr. Garcia (Chair), Mr. Brown, Ms. Fontenot, Mr. J. Morris and Mr. Young. The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The functions and responsibilities of the Audit Committee include:

•

reviewing, monitoring and assessing the Company’s policies and compliance procedures with respect to business practices, including the adequacy of the Company’s internal controls over accounting and financial reporting;

•	engaging the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving and approving any non-audit engagements with the Company’s independent registered public accounting firm;

•

reviewing the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm, including disclosures regarding internal controls;

•	reviewing with the independent registered public accounting firm the scope and the planning of the annual audit;

•	reviewing and discussing with management the findings and recommendations of the independent registered public accounting firm;

•	discussing with the independent registered public accounting firm the conduct of the annual audit, including management’s response;

•	overseeing compliance with applicable legal and regulatory requirements and the Company’s Code of Conduct, including obtaining applicable reports and assurances;

•	reviewing with the Company’s internal auditor the plans and scope of audit activities and the annual report of audit activities, examinations and related results;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing the appointment and replacement of the Company’s internal audit officer and any third party internal audit service provider;

•	discussing risk assessment and management policies and the Company’s financial risk exposure;

•	discussing with the Company’s general counsel any legal matters that may have a material impact on the Company’s financial statements or compliance policies;

•	approving related party transactions exceeding $50,000 in aggregate value;

•	reviewing the adequacy of the Audit Committee charter on an annual basis; and

•	preparing the Audit Committee report to be included in our annual proxy statement.

The Audit Committee met five times during 2016. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined in the Nasdaq listing requirements and SEC requirements relating to the independence of audit committee members. The Board has also determined that Ms. Fontenot, Mr. Garcia and Mr. Young each meet the requirements of an “audit committee financial expert” as defined by SEC rules. The Audit Committee has the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties.

Compensation Committee

The Compensation Committee currently consists of Mr. Brown (Chair), Mr. Garcia, Mr. J. Morris and Mr. Roach. The Compensation Committee has sole authority for establishing, administering and reviewing the Company’s policies, programs and procedures for compensating our executive officers and the members of the Board. The Compensation Committee may delegate its responsibilities to a subcommittee comprised of Compensation Committee members. The functions and responsibilities of the Compensation Committee include:

•	reviewing, determining and approving, at least annually, corporate goals and objectives relevant to the compensation of the Company’s executive officers;

•	evaluating the performance of and determining the compensation for the Company’s executive officers, including its chief executive officer;

•	administering and making recommendations to the Board with respect to the Company’s equity and incentive compensation plans;

•	performing a risk assessment of the Company’s compensation plans and policies;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving employment or severance arrangements with the Company’s executive officers;

•	reviewing director compensation policies and making recommendations to the Board;

•	engaging, and determining the independence of, any compensation consultant;

•	reviewing compliance with the Company’s stock ownership guidelines by our executive officers;

•	reviewing the adequacy of the Compensation Committee charter on an annual basis; and

•	reviewing and approving the Compensation Discussion and Analysis and the Compensation Committee Report to be included in our annual proxy statement.

The Compensation Committee met six times during 2016. The Board has determined that each member of the Compensation Committee is independent under the Nasdaq listing requirements.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Nominating and Corporate Governance Committee

The NCG Committee currently consists of Mr. Roach (Chair), Ms. Fontenot, Mr. J. Morris, Mr. Phillips, and Mr. Young. The functions and responsibilities of the NCG Committee include:

•	developing and recommending corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	recommending committee composition and assignments;

•	identifying individuals qualified to become directors;

•	recommending director nominees;

•	recommending whether incumbent directors should be nominated for re-election to the Board;

•	reporting, at least annually, on succession planning, including appropriate contingencies in case our Chief Executive Officer retires, resigns or is incapacitated;

•	reviewing any possible conflicts of interest of directors or management;

•	reviewing the adequacy of the NCG Committee charter on an annual basis; and

•	overseeing, at least annually, an evaluation of the performance of the Board and the Company’s management in relation to the Company’s corporate governance guidelines.

The NCG Committee met four times during 2016. The Board has determined that each member of the NCG Committee is independent under the Nasdaq listing requirements.

The NCG Committee has the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Qualifications for Director Nominees. In considering director nominees, the NCG Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community, insurance industry and otherwise;

•	reputation in a particular field or area of expertise;

•	experience as a senior executive of a company or other organization of comparable size to the Company;

•	current knowledge and relationships in the markets and regions in which the Company does business and in the insurance industry and other industries relevant to the Company’s business;

•	the ability to exercise sound business judgment;

•	the ability and willingness to participate in Board activities, including attendance at, and active participation in, Board and committee meetings;

•

the skills and personality of the nominee and how the committee perceives the nominee will be a fit with existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of the Company and its shareholders;

•	the ability and willingness to represent the best interests of all of the Company’s shareholders;

•	consistent demonstration of integrity;

•	increasing the diversity of viewpoints, background and experience in addition to those of existing directors and other nominees; and

•	whether the nominee is “independent” as determined in accordance with the rules promulgated by the SEC, the Nasdaq listing requirements and the Company’s corporate governance guidelines.

The NCG Committee will also consider other criteria for director candidates included in its committee charter, the Company’s corporate governance guidelines or as may be established from time to time by the Board. The NCG Committee has not adopted a separate policy pertaining to the consideration of diversity in the selection of nominees to the Board. The NCG Committee will identify nominees based upon recommendations by committee members or other Board members, members of the Company’s management or, as discussed below, by shareholders of the Company. Upon identifying a potential nominee, members of the NCG Committee will interview the candidate, and based upon that interview, make a recommendation to the Board.

Shareholder Recommendations. The NCG Committee will evaluate director candidates recommended by a shareholder according to the same criteria as a candidate identified by the NCG Committee.

Shareholders may recommend candidates at any time, but to be considered by the NCG Committee for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, recommendations must be submitted in writing no later than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. A shareholder’s notice must contain the following:

•

the name of the shareholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the shareholder and the director candidate to be publicly identified;

•

a written statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board (and any committee of the Board to which the director candidate is assigned to serve by the Board) if nominated and elected;

•

a written statement by the shareholder and the director candidate agreeing to make available to the NCG Committee all information reasonably requested in connection with the NCG Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, SEC rules and the listing requirements and other criteria established by Nasdaq.

The shareholder’s notice must be signed by the shareholder recommending the director candidate for consideration and sent to the following address: AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary (Nominating and Corporate Governance Committee Communication/Director Candidate Recommendation).

Risk Committee

The Board views risk management as one of its primary responsibilities. The Board initially formed the Risk Committee in 2010 to facilitate its risk management functions. The Risk Committee’s charter provides that all members of the Board are members of the Risk Committee. Mr. M. Morris serves as chair of the Risk Committee and establishes the agenda for the meetings. Risk Committee members periodically receive presentations on risk-related topics from the Company’s management. The Risk Committee’s responsibilities include:

•	reviewing strategies, processes and controls pertaining to underwriting, pricing, reinsurance, risk retention, business continuity, crisis management and settlement of claims;

•

overseeing the Company’s investment operations, including reviewing the Company’s Investment Policy & Guidelines, long-term strategy, investment performance and liquidity, compliance with applicable laws and regulations, changes to investment accounting methods and approval of external investment managers;

•	overseeing the Company’s enterprise risk management program; and

•	reviewing specific operational segments that may pose unusual or significant risks.

The Risk Committee met four times in 2016. The Risk Committee has the authority to select, retain, terminate, and approve the fees and other terms of retention of special counsel, experts and consultants. This Committee also has direct access to any Company employee.

Risk Management

In addition to the activities of the Risk Committee, the Board monitors risks arising from financial reporting and controls through its Audit Committee and risks related to compensation through its Compensation Committee.

Succession Planning

Our Board considers the evaluation of management and succession planning to be one of its most important responsibilities. The Board’s goal is to have a long-term program for effective senior leadership and development, with appropriate contingencies in case our chief executive officer, or any of our other executive officers, retires, resigns or is incapacitated.

In the Board’s succession planning program, internal candidates for the executive positions, including the chief executive officer, are identified and evaluated based on criteria considered predictive of success at the senior management level. This program incorporates 360 reviews and related evaluations for each individual. The assessment includes a development plan, including executive coaching, for each individual.

Our Corporate Governance Guidelines provides that the NCG Committee report to the Board on succession planning at least annually. The chief executive officer is responsible for advising the Board regarding her recommendations and evaluations of potential successors, together with a review of any development plans for these individuals. The Board, with the assistance of the NCG Committee, evaluates potential successors to the CEO, as well as other members of senior management.

Communications with the Board

Any shareholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors, c/o AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-employee directors or a specific director.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, is designed to provide shareholders with an understanding of the Company’s compensation philosophy and objectives, as well as the analysis that the Compensation Committee (referred to in this CD&A as the “Committee”) performed in setting executive compensation. It discusses the determination of how and why, in addition to what, compensation actions were taken during 2016 by the Committee for the individual that served as our chief executive officer, the individual that served as our chief financial officer, and our other three executive officers during 2016 (which are referred to in this CD&A as our “named executive officers”):

•	G. Janelle Frost, President and Chief Executive Officer;

•	Neal Fuller, Executive Vice President and Chief Financial Officer;

•	Vincent Gagliano, Executive Vice President and Chief Risk Officer;

•	Kathryn H. Shirley, Executive Vice President, General Counsel and Secretary

•	C. Allen Bradley, Jr., Former Executive Chairman

In March 2016, Ms. Shirley was promoted to Executive Vice President and in that capacity became an executive officer of the Company. Mr. Bradley was an executive officer of the Company until his retirement on April 22, 2016.

Executive Summary

Recent Company Performance Highlights

We are a holding company that markets and underwrites workers’ compensation insurance through our insurance subsidiaries. The Company had strong operating performance during 2016, as demonstrated by the following highlights:

•	Net income of $77.9 million in 2016, an increase of 10.5% over 2015;

•	GAAP combined ratio improved to 77.0% in 2016 compared to 79.8% in 2015;

•	Diluted earnings per share grew 9.8% to $4.05 in 2016 from $3.69 in 2015;

•	Return on average equity improved to 17.1% in 2016 compared to 15.6% in 2015; and

•	Total shareholder return was 30.4% in 2016.

In 2016, the Company paid regular quarterly dividends of $0.72 per share and an extraordinary dividend of $3.25 per share. Effective February 2017, the Board of Directors increased the regular quarterly dividend from $0.18 per share to $0.20 per share, an increase of 11.1%.

Compensation Best Practices

Over the last several years, the Committee has reviewed and modified our executive compensation program so we can retain and attract top executive talent to the Company and ensure that our program is aligned with the interests of our shareholders and meets evolving governance standards. The following highlights some of the compensation and governance best practices that are part of our program:

•	Performance-Based Annual Incentive Plan—Our annual incentive compensation plan rewards our executives for achievement of pre-established Company performance goals and individual goals.

•	Majority of LTIP Awards are Performance-Based—A majority of the 2016 awards under our long-term incentive program for executive management is in the form of performance awards that reward exceptional financial performance relative to a peer group of property and casualty insurers and is in alignment with shareholder returns. For 2017, 100% of the LITP awards were granted as performance awards.

•	No Tax “Gross-Ups”—We do not provide, and no executive officer is entitled to receive, any tax “gross-up” payments in connection with compensation or other benefits provided by the Company.

•

Clawback Policy—Both our annual and long-term incentive awards are subject to a compensation recoupment policy that permits the Committee to seek recovery of incentive awards paid if there is a restatement of the Company’s financial statements.

•

Compensation Consultant—The Committee engages an independent compensation consultant to prepare surveys of executive officer and director compensation. This information was used by the Committee in structuring our program for 2016.

•

Double Trigger Severance Payments—The employment agreements with our executive officers do not provide for single trigger cash payments upon a change in control; our executives are entitled to severance under certain circumstances if they are terminated, and these payments are the same whether or not the termination is related to a change in control.

•	Double Trigger Vesting—Awards under our long-term incentive program only vest in connection with a change in control if the executive experiences a qualifying termination of employment.

•	Risk Review—The Committee conducts an annual risk review of the Company’s executive compensation program, policies and practices.

•	Oversight of 10b5-1 Plans—The Board adopted 10b5-1 policies and procedures, which include Board oversight of 10b5-1 plan transactions.

•	Independent Advisors—The Committee ensures the independence of all Committee advisors by limiting the advisors ability to perform other services for the Company.

•	Anti-Hedging and Anti-Pledging Policies—The Company prohibits its executives and directors from hedging or pledging Company securities.

•

Stock Ownership Requirements—Our executive officers are required to maintain certain levels of ownership of Company securities, and are required to hold all shares received as compensation until the applicable guideline amount is achieved (net of shares used or sold to pay the exercise price or tax withholding). After meeting the applicable guideline, our executive officers are required to hold 20% of the shares received as compensation (net of shares used or sold to pay the exercise price or tax withholding).

Compensation Program Objectives

Our compensation program is intended to attract, retain and motivate the key people necessary to enable our Company to operate effectively and profitably over the long-term. The Committee believes that executive compensation should align the interests of the Company’s executives and other key employees with those of the Company and its shareholders. Our compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience with our Company.

In establishing compensation, the Committee seeks to provide employees, including our executive officers, with a competitive total compensation package. The Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

Compensation Processes

Our compensation program for executives is designed and implemented under the direction of the Committee, which is currently comprised of the following four independent directors: Mr. Brown (chair),

Mr. Garcia, Mr. J. Morris and Mr. Roach. For additional information regarding our Committee and its authority and responsibilities, see “The Board, Its Committees, and Its Compensation—Compensation Committee.”

2016 Advisory Vote on Executive Compensation

At our annual meeting of shareholders in June 2016, more than 98% of the votes cast in the say-on-pay proposal were in support of our executive compensation program. The Committee considered the results of this advisory vote and believes the results affirm shareholder approval of the Board’s approach to the Company’s executive compensation program. Although the Committee did not adopt any changes to our program as a result of this vote, as noted above the Committee is continually evaluating our executive compensation and has made changes in the past few years to strengthen the performance elements of the program and further align the program with our shareholders’ interests.

Role of Compensation Consultant

Since early 2012, the Committee has engaged McLagan, an AON Hewitt Company, as its independent compensation consultant. Most recently, McLagan has conducted executive compensation surveys during 2015 and 2016. The “2015 Survey,” reviewed by the Committee in the fall of 2015, was used in setting compensation for 2016. The Committee is solely responsible for the appointment, compensation and oversight of the compensation consultant.

Pursuant to Company policy, McLagan does not provide services to the Company other than consulting services to the Committee. AON, the parent company of McLagan, received $25,000 for insurance brokerage services from the Company during 2016. Those fees were unrelated to McLagan’s compensation committee advisory fees in 2016.

McLagan attends Committee meetings, when necessary, and in connection with the executive compensation surveys, advises on matters including peer group composition, pay levels and pay composition, and annual and long-term incentive plan design. McLagan also provides market data, analysis, and advice regarding the CEO and executive officer compensation to the Committee as well as director compensation surveys and advice. As required by SEC rules, the Committee assessed the independence of McLagan and concluded that McLagan’s work did not raise any conflicts of interest.

2015 Survey—Peer Group Construction and Survey Results

The 2015 Survey compared the compensation for our executive officers against a peer group of 10 publicly traded insurance companies. The 2015 Survey also included a review of the Company’s annual and long-term incentive compensation plan design. McLagan used Company and peer group compensation data for 2014 in its preparation of the 2015 Survey. The Committee reviewed the 2015 Survey results in assessing the level of salary and bonuses paid to our executives and approving changes to the compensation levels and annual and long-term compensation plans for our executive officers in 2016.

In 2014, the Committee used a rigorous process to select peer companies for benchmarking executive pay which included ranking by premiums written, complexity scoring based on number of employees, lines of insurance business, multi-line versus mono-line property-casualty insurer, number of states doing business in, and investment mix. Potential peer companies that were not primarily in the property casualty insurance business were excluded from the list, as the Committee believed that the Company would not likely recruit executives from those companies. Twenty-three potential peer companies were identified, consisting of peers used in prior compensation surveys used by the Company, peer companies selected by ISS from its 2013 analysis of the Company, and peer companies suggested by McLagan. With the assistance of McLagan, the Company selected 11 publicly traded insurers from the list of 23 potential peer companies. The Committee reviewed this list of peer companies again in 2015 and made no changes to the peer group, although prior to McLagan’s preparation of the 2015 survey one company was removed from the peer group as it was no longer publicly traded.

The 10 publicly traded companies used by McLagan in the 2015 Study were the following, all of which had been included in the peer group for the prior survey conducted by McLagan.

• Baldwin & Lyons, Inc.	• National Interstate Corporation

• Donegal Group	• Proassurance Corporation

• Employers Holdings, Inc.	• RLI Corp.

• Global Indemnity Limited	• Safety Insurance Group

• Hallmark Financial Services	• United Fire Group, Inc.

In addition to compensation data specifically relating to the 10 companies named above, McLagan also used market compensation data from published survey sources relating to companies in the insurance and financial services industry in developing the recommendations contained in the 2015 survey.

The results of the 2015 Survey indicated that the Company’s aggregate executive officer compensation was below the market median for each pay element. Total compensation for 2016 for each of our named executive officers ranged from 42% to 64% of the market median.

Role of Management

At the request of the Committee, in February 2016, our chief executive officer, Ms. Frost, made recommendations with respect to changes in base salary for our executive officers for 2016. With respect to the 2016 annual incentive compensation plan, Ms. Frost made recommendations regarding the level of achievement of individual performance goals by each executive officer other than herself. Although the Committee considered the recommendations of Ms. Frost, the Committee makes all final determinations regarding executive compensation.

Risk Assessment

The Committee annually considers the risk to the Company of the design and objectives of its executive compensation plans. The primary risk is weighting the premium growth factor too heavily in the annual and long-term incentive plans. Premium growth at too fast a rate could result in poor underwriting results and ultimately affect the financial strength of the company. The Committee believes the current weighting of the metrics in the annual and long-term incentive plans are appropriately balanced with the other metrics in those plans.

Overview of Executive Compensation Program

The principal components of our executive compensation program provide for a combination of fixed and variable compensation. In addition to the principal components, we also provide our executive officers with broad-based employee benefits, certain severance benefits and limited perquisites. For 2016, the principal components, which we refer to as our executive officer’s total direct compensation, are summarized as follows:

2016 Executive Compensation Program at a Glance

Compensation Element	Characteristics
Base Salary	• Fixed cash compensation • Reviewed annually, upon promotion or upon a change in job responsibilities • Used to calculate other elements of compensation
Annual Incentive Compensation

•       Annual variable cash compensation based on pre-established GAAP financial targets and individual qualitative leadership objectives

•       Applicable GAAP metrics:

•       Loss Ratio

•       Expense Ratio

•       Gross Premiums Written

•       Return on Average Equity

•       Target award is a percentage of base salary—100% for our CEO and 60% for each of our other current named executive officers

•       Maximum is 150% of target award

Long-Term Equity-Based Compensation (LTIP)

•       Target LTIP award is a percentage of base salary—90% for our CEO and 45% for each of our other current named executive officers

•       Delivered in a combination of performance and time-based awards

•       Performance awards (55% of target LTIP value)—payable in shares of common stock after a three-year performance period

•       Applicable metrics: combined ratio (80% of award) and direct premiums written (20% of award) measured against a peer group of predominately property and casualty insurance companies

•       Earned amount subject to reduction based on our total shareholder return relative to appropriate indexes

•       Payout capped at 150% of target performance award value

•       Restricted stock (45% of target LTIP value)—vests on third anniversary of grant date

The table below summarizes our named executive officers’ target compensation for 2016 under the principal components (including annual base salary as of the end of 2016, and the target award values under the annual incentive program and the LTIP) as well as the percentage of total target compensation represented by each component. The actual base salary received, the actual annual incentive compensation award earned for 2016 and the grant date value of LTIP awards are reflected in “Executive Compensation—Summary Compensation Table.”

Executive	2016 Base Salary		2016 Target AIP Award		2016 Target LTIP Award		2016 Total Target Compensation
	$	% of Total	$	% of Total	$	% of Total
G. Janelle Frost	$475,000	34.5%	$475,000	34.5%	$427,500	31.0%	$1,377,500
Neal Fuller	$325,000	48.8%	$195,000	29.3%	$146,500	22.0%	$666,500
Vincent Gagliano	$240,000	48.8%	$144,000	29.3%	$108,000	22.0%	$492,000
Kathryn H. Shirley	$210,000	48.8%	$126,000	29.3%	$94,500	22.0%	$430,500
C. Allen Bradley, Jr (1)	$240,625	48.2%	$138,359	27.7%	$120,313	24.1%	$499,297

1.	Mr. Bradley’s base salary was lowered from $412,500 to $275,000 on April 1, 2016, pursuant to his employment agreement.

Base Salary. Base salaries are determined on the basis of management responsibilities and level of experience, as well as internal and market comparisons. In setting base salaries for our executive officers, the Committee seeks to provide a reasonable level of fixed compensation that we believe is competitive with base salaries for comparable positions at similar companies. For 2016, Ms. Frost’s increase in base salary was in recognition of her responsibilities as chief executive officer and moving her base salary closer to the market median. Mr. Fuller’s increase recognized that he had been with the Company for five months. The increase in base salary for Mr. Gagliano was in recognition of his new responsibilities as Chief Risk Officer. Ms. Shirley’s increase in base salary was in recognition of her new role as an Executive Vice President. Finally, Mr. Bradley’s salary was lowered pursuant to the terms of his employment agreement dated March 2015.

The following adjustments were made to the base salaries of the named executive officers effective March 2016 (except for Mr. Bradley, whose adjustment was made effective April 1, 2016).

Executive	2016 Base Salary	2015 Base Salary	Percentage Increase(Decrease)
G. Janelle Frost	$475,000	$400,000	18.8%
Neal Fuller	$325,000	$300,000	8.3%
Vincent Gagliano	$240,000	$205,000	17.1%
Kathryn H. Shirley	$210,000	$195,000	7.7%
C. Allen Bradley, Jr.	$275,000	$412,500	(33.3%)

Annual Incentive Compensation. The Committee believes that annual incentive compensation is a key element of the total compensation of each executive officer. The Committee also believes that placing a significant portion of executive compensation at risk each year, subject to the results of Company and individual performance, appropriately motivates executives to achieve the Company’s financial and operational objectives, thereby enhancing shareholder value. As an executive or other key employee progresses to greater levels of responsibility within the Company, the Committee believes that the annual incentive awards should represent an increasing portion of total potential cash compensation. For 2016, the Committee implemented a plan substantially similar to the annual incentive plan used for the past several years, including a threshold level of performance for the quantitative Company performance goals. Under the annual incentive plan, cash awards are made based on achievement of Company financial and operational objectives and individual performance goals, and the target award is a percentage of the executive’s base salary (which is pro-rated to reflect salary changes during the year).

2016 Annual Incentive Compensation. In February 2016, the Committee approved target award opportunities under our annual incentive compensation plan for each named executive officer. The Committee set the 2016 target awards for each executive, at the same levels that were set for 2015, based on the 2015 Survey that showed that these target award levels were competitive to the median of the peer group at the time. The Committee believed the target levels were appropriate given that base salary levels were all lower than the peer median.

For 2016, the Committee established Company performance goals under the following metrics: GAAP loss ratio (“LR”), GAAP expense ratio (“ER”), GAAP gross premiums written (“GPW”) and GAAP return on average equity (“ROE”). The Company performance goals are the same for each of our executive officers, however the goals were weighted differently for each executive officer based on the Committee’s assessment of each executive’s ability to influence the outcome of the particular objective. The Committee also established individual performance goals for each executive officer, including our chief executive officer. The individual performance goals established were principally qualitative rather than quantitative. The weighting of the individual performance goals for our chief executive officer, Ms. Frost, are lower because the Committee believes that her performance should be evaluated primarily on the outcome of Company quantitative metrics. The Committee believes that this approach appropriately incentivizes the chief executive officer to focus her efforts on the financial performance of the Company.

The following table sets forth the target award opportunity for each named executive officer and the corresponding target percentage of base salary represented by each Company performance goal and the individual performance goals for 2016.

	Target Annual Incentive Opportunity (% of Base Salary)	Weighting of Performance Goals (as a % of Base Salary)
		Company Performance
Executive		Loss Ratio	Expense Ratio	Gross Premiums Written	Return On Equity	Individual Performance
G. Janelle Frost	100.0%	12.5%	12.5%	25.0%	25.0%	25.0%
Neal Fuller	60.0%	6.0%	6.5%	5.0%	12.5%	30.0%
Vincent Gagliano	60.0%	5.0%	5.0%	10.0%	10.0%	30.0%
Kathryn H. Shirley	60.0%	6.0%	6.5%	5.0%	12.5%	30.0%
C. Allen Bradley, Jr (1).	57.5%	10.0%	10.0%	15.0%	15.0%	7.5%

1.	Mr. Bradley’s target annual incentive goals were set pursuant to his employment agreement in anticipation of his announced retirement in 2016.

The following table sets forth the performance goals established under the Company metrics for the 2016 annual incentive compensation plan and the results achieved.

Metric	Threshold	Target	Maximum	2016 Actual Result	Payout Percentage (Level of 2016 Achievement)
Loss Ratio	69%	65%	63.3%	54.0%	150% (Maximum)
Expense Ratio	25.9%	24.4%	22.4%	21.9%	150% ( Maximum)
Gross Premiums Written	$371 million	$381 million	$391 million	$373 million	58.3% (Above Threshold)
Return on Average Equity	9.3%	11.8%	13.8%	17.1%	150% (Maximum)

For each Company performance metric, no amount is earned if the threshold performance goal is not achieved. If the threshold is achieved, the executive officers are eligible to earn from 50% to 150% of the portion of the target bonus tied to that metric, with the award for that metric determined by the amount by which the Company exceeded the threshold performance.

As with the Company performance metrics, each named executive officer could earn between 0% and 150% of the target individual goals based on the level of achievement of the applicable goals. The committee determined the achievement levels of individual performance goals under the 2016 annual incentive plan for all executive officers, considering the recommendations of Ms. Frost for the executives other than herself. The Committee awarded Ms. Frost, the maximum award of 150% for her individual performance award in 2016. In determining her award, the Committee considered the extraordinary financial results of the Company for 2016 and the smooth transition to a new executive management team for the Company.

At its meeting in February 2017, the Committee approved annual incentive award payouts for our named executive officers related to the Company performance goals as follows:

	Company Performance Award
Executive	Loss Ratio	Expense Ratio	Gross Premiums Written	Return On Equity	Total Award for Company Performance
G. Janelle Frost	$89,063	$89,063	$69,231	$178,125	$425,482
Neal Fuller	$29,250	$31,688	$9,474	$60,938	$131,350
Vincent Gagliano	$18,000	$18,000	$13,992	$36,000	$85,992
Kathryn H. Shirley	$18,900	$20,475	$6,122	$39,375	$84,872
C. Allen Bradley, Jr.	$36,094	$36,094	$21,043	$54,141	$147,372

After evaluation of the individual performance goals, the total annual incentive award payouts for our named executive officers for 2016 were as follows:

Executive	Award Earned for Company Performance	Award Earned for Individual Performance	Total Award	Percent of Target Award Earned	Percent of Total Cash Compensation
G. Janelle Frost	$425,482	$178,125	$603,607	127%	56.0%
Neal Fuller	$131,350	$113,750	$245,100	126%	43.0%
Vincent Gagliano	$85,992	$84,000	$169,992	118%	41.5%
Kathryn H. Shirley	$84,872	$73,500	$158,372	126%	43.0%
C. Allen Bradley, Jr.	$147,372	$27,070	$174,442	126%	42.0%

Long-Term Incentive Compensation. Under our current program, the Committee makes LTIP awards on an annual basis, but may adjust the performance factors, the weighting of those factors, the mix of performance-based and time-based awards and other aspects of the LTIP each year as it evaluates the effectiveness of the program over time. The following beliefs and objectives guide the Committee in implementing our LTIP each year:

•	The program should be substantially performance-based and compare the Company’s operating performance to a peer group of companies engaged in the workers’ compensation insurance industry.

•	The performance period should reflect the long-term nature of the workers’ compensation claims development process.

•

Increased rigor should apply in order to receive maximum payout under the performance awards, given the Company’s outstanding operating performance and the fact that the Company has consistently outperformed the workers’ compensation industry generally over the past several years.

•

Payouts under the performance awards should be reduced if the Company’s total shareholder return underperforms the industry in order to further align the interests of the executive officers with those of the Company’s shareholders.

Under the LTIP, target awards are established annually for each executive officer based on a percentage of the executive’s base salary. In 2016, the target award value was delivered to each executive in the form of a performance-based award (representing a majority of the value) and a time-based award. The performance-based award (the “performance award”) is payable in shares of common stock, with the number of shares earned determined based on the Company achievement of certain quantitative targets measured over a three-year performance period. The time-based award is represented by restricted stock that vests on the third anniversary of the grant date, conditioned on continued employment with the Company. The Committee believes that use of time-based restricted stock with three-year cliff vesting serves an important retention function for newer executives, and also provides an immediate alignment with shareholder interests for all executives.

The 2015 Survey reaffirmed the importance of the LTIP in making the Company’s executive compensation program competitive with peers. McLagan also reviewed the design of the LTIP and advised the Committee that the plan design provided appropriate performance and retention incentives for executive management. Awards under the LTIP are made pursuant to our shareholder-approved 2012 Equity and Incentive Compensation Plan.

2016 Long-Term Incentive Compensation Awards. In 2016, the Committee set an aggregate target value, which was a percentage of salary, for the 2016 LTIP awards for each named executive officer at an amount generally below the market median for the long-term compensation component of pay as shown in the 2015 Survey. Except for Mr. Bradley, this aggregate target value was then awarded to each executive in the form of a performance award (representing 55% of the aggregate target value) and a restricted stock award (representing 45% of the aggregate target value), as set forth below:

Executive	Target Value of 2016 LTIP Awards (1)	Target Value as a Percentage of 2016 Base Salary	Target Value of Performance Awards (2)	Grant Date Value of Restricted Stock	Shares of Restricted Stock (3)
G. Janelle Frost	$427,500	90%	$235,125	$192,375	3,683
Neal Fuller	$146,250	45%	$80,438	$65,813	1,260
Vincent Gagliano	$108,000	45%	$59,400	$48,600	930
Kathryn H. Shirley	$94,500	45%	$51,975	$42,525	814
C. Allen Bradley, Jr.(4)	$120,313	50%	$120,313	—	—

1.	Represents the target value of the LTIP awards granted in 2016. These awards are further described under “Executive Compensation—Grants of Plan Based Awards.”
2.	Following completion of the three year performance period, the earned performance awards will be payable in shares of our common stock.
3.	The restrictions applicable to the shares awarded will lapse so long as the recipients continue to remain employed by us until March 1, 2019, the third anniversary of the date the award agreements were executed, subject to recoupment.
4.	Mr. Bradley’s performance award was forfeited when he retired in April 2016.

Description of 2016 Performance Awards. The performance awards provide a target dollar amount that may be earned by the executive, which amount will be paid in shares of our common stock, subject to certain limited exceptions. The amount earned under the performance award will be between 0% and 150% of the award’s target value. The amount earned, if any, is dependent on the Company’s operating performance over a three-year period beginning on January 1, 2016 and ending December 31, 2018, relative to the performance of a designated peer group of insurance companies selected by the Committee. In 2016, the Committee reviewed the peer group selected for the performance awards in 2015 and confirmed that the companies selected continued to be significant competitors of the Company in the workers’ compensation markets in which it operates. The following 22 companies comprise the performance peer group for the 2016 performance awards under the LTIP:

• Accident Fund Group	• Eastern Insurance Holdings

• ACUITY	• Employers Insurance Group

• Alaska National Insurance Co.	• FCCI Mutual Insurance Company

• Amerisure Mutual Insurance Company	• Federated Mutual Insurance Company

• Baldwin & Lyons Group	• FFVA Mutual Insurance Company

• BITCO General Insurance Company	• Great West Casualty Company

• BITCO National Insurance Group	• Louisiana Workers Compensation Corp.

• Builders Insurance	• National American Insurance Company

• Builders Mutual Insurance Company	• National Interstate Corporation

• Cincinnati Financial Corporation	• Sentry Insurance

• Donegal Insurance Group	• West Bend Mutual Insurance Company

The Committee selected two metrics to measure the Company’s operating performance under the 2016 performance-based awards: combined ratio (“CR”), and direct premiums written (“DPW”), each determined on the basis of statutory accounting principles used by insurance companies (including the Company) in filings made with state regulatory authorities. Direct premiums written are our gross premiums written minus assumed premiums written (for mandatory pooling arrangements). Combined ratio is a standard industry profitability measure and is calculated as the sum of: 1) incurred losses divided by net premiums earned; 2) underwriting expenses divided by net premiums written; and 3) dividends to policyholders divided by net premiums earned. The Committee selected these measures as they were deemed to be significant benchmarks to the successful performance of the Company.

Relative Weighting of Performance Measures for each Executive. The relative weighting for each of the performance measures is evaluated annually based on market factors and determined by the Committee. The table below represents the relative weighting for the 2016 performance awards to executives:

		Weighting of Performance Measures
Executive	Target Value of Performance Award	Combined Ratio (CR)	Growth in Direct Premiums Written (DPW)
G. Janelle Frost	$235,125	80.0%	20.0%
Neal Fuller	$80,438	80.0%	20.0%
Vincent Gagliano	$59,400	80.0%	20.0%
Kathryn H. Shirley	$51,975	80.0%	20.0%

Calculation of Earned Amounts under the Performance Awards. Following the end of the applicable performance period, the Committee will determine the percentage of the target award earned (the “Earned Value”) as follows:

Step 1: Application of Threshold Basis Points Concept to Calculation of Awards. In designing the performance-based award under the LTIP, the Committee recognized that the Company had demonstrated outstanding operating performance and consistently outperformed the workers’ compensation industry, including the peer companies listed above. As a consequence, the Committee’s award design considered this historical performance when determining the level of performance that would result in maximum payout under the performance-based awards. The Committee incorporated the concept of threshold basis points (“TBP”) into the calculation of the Earned Value. TBP is the amount by which the Company’s performance for each measure must exceed the results of the performance peer group for the payout of that measure to equal two times the target level (as noted above, the overall award is limited to 150% of the target award value). TBP is expressed in basis points (“BP”). The first step in the calculation of the Earned Value is to compare the performance of the Company over the performance period to that of the 22 companies in the peer group for the applicable performance and to determine whether the TBP level for each measure has been achieved. For example, the TBP for each measure in the 2016 performance awards were as follows:

Metric	Form	Threshold Points	Threshold	Target	Maximum	Limits
Statutory Combined Ratio	Relative to 22 peers	1200	1200 BP < or = to peer group	Results = peer group	1200 BP > or = to peer group = 2x target	Payout factor cannot be <-1

Statutory Growth in Direct Premiums Written	Relative to 22 peers	500	500 BP < or = to peer group	Results = peer group	500 BP > or = to peer group = 2x target	Payout factor cannot be <-1

Total sum of metric results			zero	100% of target	1.5 x target award

Company Total Shareholder Return	Relative to 50% S&P P/C Ins Mid-Cap Index Plus 50% S&P P/C Ins Small-Cap Index	500				Reduces the payout factor 37.5 points for every 500 BP of under performance

Step 2: Reduction Based on Total Shareholder Return. Following a determination of the payout level based on the metrics described above, the payout is then reduced if the total shareholder return (“TSR”) of the Company is more than 500 basis points lower than the total shareholder return of 50% of the S&P Property Casualty Insurance Small Cap Index and 50% of the S&P Property & Casualty Insurance Mid Cap Index over the three-year period. The TSR measure cannot increase payouts under the awards, but is only used to reduce the payout when the Company TSR lags the index by more than 500 basis points. The TSR measure operates as a third metric in the award design and reduces the payout factor 37.5 points for every 500 BP of underperformance. The Committee believes this negative weighting aligns the interests of shareholders with that of our executive officers.

Step 3: Conversion of Earned Value to Shares of Common Stock. After determination of the Earned Value under each performance award, payment is made in shares of common stock (rounded to the nearest whole share) equal to (a) the Earned Value under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by the Committee (after the expiration of the three year vesting period).

Payout of the 2013 – 2015 Performance Awards. The following table sets forth the performance measures established under the performance awards for the 2013 – 2015 performance period, and the results achieved. The shares of common stock earned under this award were issued to the award recipients in May 2016.

Metric	Threshold BP	Peer Result	Company Result	Company/Peer BP Difference	Calculated Payout Factor (1)	Payout Factor Used
Statutory Combined Ratio	1200	93.76%	84.90%	(886)	1.739	1.739
Statutory Growth in Direct Premiums Written	500	9.53%	5.30%	(422)	0.155	0.155
Statutory Total Return on Invested Assets	20	3.99%	2.54%	(145)	(6.261)	-1.00	(2)

1.	For each executive, the total performance award is calculated using each individual metric’s weighting applied to the payout factor.
2.	For the 2013-2015 performance awards, the TROIA metric payout factor was capped at -1, as the calculated payout factor was -6.261.

Metric	Threshold BP	Peer Result	Company Result	Company/Peer BP Difference	Payout Factor Reduction BP
Total Shareholder Return (1)	500	62.83%	112.32%	4949	—

1.	TSR reduces the payout factor 37.5 points for every 500 basis points of underperformance.

The following tables set forth the applicable target values and weighting of performance measures, as well as the final payout, under the performance award for the 2013-2015 performance period for each named executive officer, other than Mr. Fuller and Ms. Shirley who did not receive performance awards in 2013:

		Weighting of Performance Measures
Executive	Target Value of Performance Award	Combined Ratio (CR)	Growth in Direct Premiums Written (DPW)	Total Return on Invested Assets (TROIA)
G. Janelle Frost	$57,200	50%	40%	10%
Vincent Gagliano	$32,725	50%	40%	10%
C. Allen Bradley, Jr.	$371,000	60%	30%	10%

Executive (2)	Target Value of Performance Award	Bonus Factor	Award Value as of 5/25/2016	Number of Common Shares (1)
G. Janelle Frost	$57,200	0.831	$47,558	820
Vincent Gagliano	$32,725	0.831	$27,209	469
C. Allen Bradley, Jr	$371,000	0.990	$367,205	6,331

1.	Based on the volume weighted trading price per share for the 10 trading days immediately preceding the date the value of the award is approved by the Committee.
2.	Mr. Fuller and Ms. Shirley did not participate in the 2013-2015 LTIP.

Current Estimates of Potential Payout Value of Outstanding Performance Awards. The following table shows the estimated potential payout “value” of the performance-based awards granted in 2014, 2015 and 2016 as of September 30, 2016, which is the most current information available to the Company. These estimated values are presented for information purposes only, as the actual payout values will be determined following the end of the respective performance periods and will be impacted by the Company’s performance during the remainder of the performance periods.

Executive	Target Value of Performance Award	Current Performance Factor Applicable (1)	Estimated Award Value as of 9/30/2016
G. Janelle Frost
2014-2016 Performance Period	$90,750	0.728	$66,084
2015-2017 Performance Period	$154,000	0.580	$89,269
2016-2018 Performance Period	$235,125	1.429	$336,029
Neal Fuller
2016-2018 Performance Period	$80,438	1.429	$114,957
Vincent Gagliano
2014-2016 Performance Period	$35,998	0.728	$26,213
2015-2017 Performance Period	$50,738	0.580	$29,411
2016-2018 Performance Period	$59,400	1.429	$84,892
Kathryn H. Shirley
2016-2018 Performance Period	$51,975	1.429	$74,280
C. Allen Bradley, Jr. (2)
2014-2016 Performance Period	$385,000	0.922	$236,703
2015-2017 Performance Period	$275,000	0.832	$76,278

1.	The 2014-2016 performance period estimate at December 31, 2016 is based upon actual Company data for 2014, 2015 and the first nine months of 2016 and actual peer company data for 2014 and 2015 and an estimate of peer company data for the first nine months of 2016. The 2015-2017 performance period estimate at December 31, 2016 is based upon actual Company data for 2015 and the first nine months of 2016 and actual peer company data for 2015 and an estimate of peer company data for the same period. The 2016-2018 performance period estimate at December 31, 2016 is based on actual Company data for the nine months of 2016 and an estimate of peer company data for the same period.
2.	As a result of his retirement in April 2016, the ultimate payout of Mr. Bradley’s performance based awards will be reduced in accordance with the terms of the award agreement by one-third for the 2014-2016 performance period and by two-thirds for the 2015-2017 performance period. See “Executive Compensation—Equity Incentive Plans.”

Because of the timing of when information becomes available regarding the peer group performance, the Committee expects awards for the 2014-2016 performance period will be determined late in the second quarter of 2017.

Special Restricted Stock Award for Ms. Shirley. In addition to the regular LTIP awards, during 2016, the Committee made a special, one-time grant of 10,000 shares of restricted stock to Ms. Shirley, valued at $522,300 as of the grant date, in connection with her promotion to Executive Vice President in March 2016. This special grant was not part of our regular LTIP. Unlike the restricted stock granted under our LTIP, which vests on the third anniversary of the grant date, this award vests in five annual installments on a graduated basis of 10% on the first anniversary of the grant date, 15% on the second anniversary of the grant date, 20% on the third anniversary of the grant date, 25% on the fourth anniversary of the grant date and 30% on the fifth anniversary of the grant date. This award serves as a retention tool due to the extended vesting periods, established in the award. This special award is reflected below under “Executive Compensation – Grants of Plan Based Awards.”

Employee Benefits. We do not provide our executives or other employees with defined benefit pensions, supplemental retirement benefits, post-retirement payments or deferred compensation programs. We do provide a

401(k) defined contribution plan that is available to all employees. We match 50% of employee contributions up to 6% of compensation for participating employees, subject to limitations under applicable law. Our executives and other employees are fully vested in Company contributions under this plan after five years. We also provide health, life and other insurance benefits to our executives on the same basis as our other full-time employees.

Severance and Change-in-Control Benefits. We have employment agreements with each of our executive officers. These employment agreements provide each executive officer with severance compensation consisting of cash severance payments paid in monthly installments and continued health benefits for a period of 12 months (18 months for our chief executive officer), in the event that an executive’s employment is terminated by us without cause or by the executive under certain circumstances. The cash severance payment for the covered executives (other than our chief executive officer) is an amount equal to the officer’s then current annual base salary plus the average of the three most recent annual incentive bonuses received by the executive. For our chief executive officer, the cash severance payment is one and one-half times the amount described in the preceding sentence. These employment agreements also provide that the terminated executive will not engage in activities that are competitive with our business for 12 months (18 months for our chief executive officer). For additional information regarding his agreement, see “—Employment Agreements” below.

The LTIP awards partially vest upon death, disability, retirement (for performance-based awards only) or a termination of employment without cause or for good reason following a change in control of the Company. These awards do not vest solely upon a change in control. The partial vesting is still conditioned upon the performance measures. To qualify for partial vesting upon retirement, an executive officer must be at least age 60, have 10 or more years of service with the Company and not have accepted a substantial employment or consulting arrangement with another company engaged in the workers’ compensation insurance industry.

The Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers as these benefits are generally made available by other companies. In addition, the Committee recognizes that it may be difficult for our executive officers to find comparable employment in a short period of time. Therefore these benefits, particularly the severance payments, address a valid concern, making an executive position with our Company more attractive. These issues are particularly significant to us, given that our corporate headquarters is not located in a major metropolitan area and it is unlikely that our executives could secure comparable employment without relocating to another city. The Company does not provide excise tax gross-ups under any change in control arrangement.

Executive Perquisites. Executive compensation also includes a limited number of perquisites that have historically been provided to our executives and that the Committee believes enhance our ability to attract and retain qualified executives. These perquisites include car allowances, disability insurance and reimbursement for annual medical examinations. Our executive officers are also permitted to accrue unused vacation on a more favorable basis than that available to other Company employees. Our executive officers are permitted to accrue up to 200 hours of vacation, a limit slightly higher than the 180 hour maximum available to employees with more than ten years of service. The Committee believes that this policy is appropriate given that the management responsibilities of our executive officers often do not permit them the flexibility to use their vacation time on an annual basis. The Company does not provide tax gross-ups on these perquisites or additional benefits. For additional information regarding perquisites provided to our executives, see “Executive Compensation—All Other Compensation.”

Compensation-Related Policies

Clawback Policy. The Committee has adopted a formal policy regarding recovery of incentive awards for fiscal years for which the Company is required to file a restatement of its financial statements with either the SEC or any state insurance authority. This policy is incorporated in both the annual and long-term incentive compensation award agreements with each of the Company’s executive officers, for awards granted subsequent to the adoption of the policy. Under this policy, the Committee will consider any financial statement restatement in exercising its discretion in connection with determining the payout of incentive and other compensation awards for executives in the periods following such a financial statement restatement. The Committee expects to modify this policy as needed once the SEC issues final regulations with respect to the recovery of incentive compensation under the Dodd Frank Act.

Stock Ownership Guidelines. The Committee has approved stock ownership guidelines for our executive officers. The target ownership for our chief executive officer is a dollar amount equal to three times her average base salary and annual incentive bonus for the three immediately preceding calendar years. The target ownership for each of our other executive officers is a dollar amount equal to two times their average base salary for the three immediately preceding calendar years (or, if less, all complete calendar years employed by the Company). All forms of Company equity, whether vested or unvested, including common stock, restricted stock, and stock options, are counted for purposes of determining compliance with the ownership guidelines.

In determining whether an executive meets the applicable guideline, the value of shares of common stock, including restricted stock and shares purchased by executives in the open market, is based on the closing price of our common stock on the last trading day of the most recent calendar year. In addition, the value of stock options is equal to the greater of (a) the value of the award on the grant date calculated in accordance with the Black-Scholes-Merton option pricing model, and (b) the difference between the applicable exercise price and the closing price of our common stock on the last trading day of the most recent calendar year.

Until an executive officer meets the ownership target provided under the guidelines, he or she is required to retain all shares received under the Company’s compensation plans, except for shares sold to pay the exercise price, if any, and to satisfy tax obligations. After an executive meets the applicable guideline, he or she is required to retain 20% of any shares obtained as the result of exercising a stock option, vesting of a restricted stock award or payout of an LTIP performance award, net of shares sold to pay the exercise price, if any, and to satisfy tax obligations.

The following table sets forth for each current executive officer the applicable stock ownership guideline and equity ownership as of December 31, 2016, measured in dollars, using the guideline methodology described above. As noted in the table, each of our current executive officers exceeds his or her ownership guideline.

Executive	Stock Options	Other Stock	Total Ownership	Stock Ownership Guideline
G. Janelle Frost	$815,850	$3,467,034	$4,282,884	$2,322,250
Neal Fuller	$—	$1,562,491	$1,562,491	$625,000
Vincent Gagliano	$257,000	$1,494,779	$1,751,779	$421,333
Kathryn H. Shirley	$—	$835,303	$835,303	$386,667

Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers (other than the chief financial officer) of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance based compensation.” The performance-based awards granted as part of the 2016 LTIP and the portion of the 2016 annual incentive award based on quantitative Company performance goals are intended to qualify as “performance based compensation.” The Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation.

Impact of Prior Awards on Future Grants. The Committee does not have a specific policy addressing the cumulative value of prior equity awards in making future awards. However, our Committee intends to continue to make appropriate executive compensation decisions annually, so that our executives receive a total compensation package that is both competitive, and has a significant portion of compensation at risk. The Committee recognizes the increase in the value of restricted stock awards is directly linked to an increase in shareholder return, and unvested awards are conditioned on continued employment. In addition, the payment under any performance-based awards is tied to the Company meeting or exceeding quantitative performance objectives. As a result, the Committee believes, as a general matter, that positive results with respect to prior incentive awards should not negatively impact future compensation decisions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and this proxy statement.

This report is submitted by the members of the Compensation Committee of the Board named below, who received, discussed with management and recommended that this Compensation Discussion and Analysis be included in the Company’s Annual Report.

Members of the Compensation Committee

Michael Brown (Chair)	Philip A. Garcia	Jared A. Morris	Randy Roach

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, our chief financial officer and the three other most highly paid executive officers for the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
G. Janelle Frost (1)	2016	$462,500	—	$504,401	$603,607	$18,625	$1,589,133
President and Chief Executive Officer	2015	370,833	—	300,898	445,000	15,102	1,131,833
	2014	300,000	—	209,600	227,250	18,750	755,600

Neal A. Fuller (1)	2016	320,833	—	172,558	245,100	17,582	756,073
Executive Vice President and Chief Financial Officer	2015	87,500	—	1,272,500	71,619	32,500	1,464,119

Vincent J. Gagliano	2016	234,167	—	127,428	169,992	19,231	550,818
Executive Vice President and Chief Risk Officer	2015	202,000		99,135	106,600	20,101	427,836
	2014	183,458	—	53,526	119,213	19,777	375,974

Kathryn H. Shirley (1)	2016	207,500	—	633,799	158,372	18,171	1,017,842
Executive Vice President, General Counsel and Secretary	2015	190,250		—	78,000	13,356	281,606
	2014	175,875		—	68,000	13,756	257,631

C. Allen Bradley, Jr. (1)	2016	119,872	—	—	174,442	15,558	309,872
Former Executive Chairman and Chief Executive Officer	2015	452,604	—	348,201	397,719	21,344	1,219,868
	2014	546,667	—	575,630	660,000	21,881	1,804,178

1.	Ms. Frost was appointed as our Chief Executive Officer effective April 1, 2015. Mr. Fuller was appointed Executive Vice President and Chief Financial Officer effective September 15, 2015. Ms. Shirley was appointed Executive Vice President, General Counsel and Secretary effective March 1, 2016. Mr. Bradley retired as Executive Chairman and as a member of our Board on April 22, 2016.
2.	Long-term incentive compensation awards in 2016 consisted of performance-based awards and time-based restricted stock awards. Amounts in this column represent the grant date fair value of these awards calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”). Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the awards granted in 2016, see “Compensation Discussion and Analysis—2015 Long-Term Incentive Compensation.”

With respect to the performance-based awards granted in 2016, the amounts above reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Awards will be determined at the end of the three-year performance period based on actual results for both the Company and the peer group. There is no minimum payout under the performance-based awards. Assuming the performance-based awards will be paid out at the target level of 100%, the awards would be as follows: Ms. Frost, $235,125; Mr. Fuller, $80,438; Mr. Gagliano, $59,400; and Ms. Shirley, $51,975. Assuming that the performance-based awards will be paid out at the maximum payout level of 150%, the awards would be as follows: Ms. Frost, $352,688; Mr. Fuller, $120,657; Mr. Gagliano, $89,100; and Ms. Shirley $77,963. See “Grants of Plan-Based Awards.”

With respect to time-based restricted stock awards granted in 2016, the amounts included above reflect the grant date fair value. With respect to restricted stock granted in 2016 as part of the Company’s long-term incentive compensation program, 3,683 shares were granted to Ms. Frost, 1,260 shares were granted to Mr. Fuller, 930 shares were granted to Mr. Gagliano, and 814 shares were granted to Ms. Shirley. No time-

based restricted stock awards were granted to Mr. Bradley in 2016. These shares will vest on the third anniversary of the grant date. Ms. Shirley was granted 10,000 shares of restricted stock in connection with her appointment as Executive Vice President, General Counsel and Secretary. These shares will vest over five years beginning with the first anniversary of the grant date. No other named executive officer received a restricted stock award in 2016 as part of the long-term incentive compensation program. See “Grants of Plan-Based Awards.”

3.	Amounts in this column represent the amounts paid to our named executive officers under our performance-based annual incentive compensation program. See “—Grants of Plan-Based Awards” below.
4.	For 2016, includes compensation as described under “—All Other Compensation” below.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for 2016 in the Summary Compensation Table above.

Name	Car Allowance	Company 401(k) Contributions	Medical Examinations	Disability Insurance Premiums	Life Insurance premiums	Total
G. Janelle Frost	$7,809	$5,300	$3,725	$1,743	$48	$18,625
Neal A. Fuller	7,812	5,300	4,422	—	48	17,582
Vincent J. Gagliano	8,049	5,300	3,374	2,460	48	19,231
Kathryn H. Shirley	7,809	5,300	5,014	—	48	18,171
C. Allen Bradley, Jr.	2,257	5,300	—	7,985	16	15,558

Employment Agreements

We have employment agreements with each of our named executive officers. The term of each agreement is automatically extended for an additional consecutive one-year period at expiration unless either party provides notice not to extend the term at least 30 days prior to the applicable expiration date.

The agreements provide for an annual base salary of not less than $400,000 for Ms. Frost, $300,000 for Mr. Fuller, $170,000 for Mr. Gagliano and $210,000 for Ms. Shirley. The named executive officers are also eligible to participate in the Company’s incentive compensation plans and receive employee benefits provided to other executive officers of the Company. Mr. Bradley’s employment agreement terminated upon his retirement on April 22, 2016.

Under the agreements with our current executive officers, if we terminate their employment without cause, the terminated executive officer will be entitled to receive severance compensation consisting of cash paid in installments, and continued health benefits. The cash severance payment for the covered executives is paid monthly for a period of 12 months (18 months for Ms. Frost), in an amount equal to the officer’s then current annual base salary plus the average annual incentive award received by the executive in the prior three years. The calculation of severance benefits under the employment agreement with each of our executive officers excludes any long-term incentive based compensation.

An executive officer is deemed to have been terminated without cause if:

•	we elect not to extend the terms of the employment agreement or we terminate the executive for any reason other than:

•	the conviction, guilty plea or plea of no contest to any felony, or to any crime of moral turpitude;

•

the willful misconduct of the executive officer, or the willful or continued failure by the executive officer (except as a result of disability or illness) to substantially perform his/her duties to the Company, in either case which has a material adverse effect on Company; or

•	the willful fraud or material dishonesty of the executive officer in connection with his performance of duties to the Company;

•	the executive terminates employment with us following:

•	a material reduction in authority, duties or responsibility;

•	a material reduction in base salary;

•	a material reduction in the executive’s ability to earn an annual bonus that results in a material reduction in the total annual compensation the executive may earn;

•	a termination of employee benefits, unless the termination is applicable to all senior executives or is required under any applicable plan or law;

•	relocation of the executive’s principal place of work to a location more than 35 miles from the executive’s current principal place of work; or

•	a material breach of the employment agreement by us.

Each of our executive officers has agreed not to compete with us or solicit our employees, agents or policyholders without our prior written consent while they are employed by us. If one of our executive officers is terminated by us without cause, the prohibition on engaging in competitive activities or soliciting our employees, agents or policyholders extends for a period of 12 months (18 months for Ms. Frost) after the date of termination. If an executive officer is terminated by us for cause, the executive officer terminates employment other than for one of the reasons specified above, or if an executive officer elects not to renew the term of the employment agreement, we have the option to extend the restriction on engaging in competitive or solicitation activities for a period of 12 months (18 months for Ms. Frost) after the date of termination or non-renewal by (a) delivering a written notice to the executive officer within 180 days after termination or non-renewal and (b) paying the executive officer the severance compensation provided under the employment agreement.

Equity Incentive Plans

The AMERISAFE, Inc. 2012 Equity and Incentive Compensation Plan (the “Incentive Plan”) was approved by our shareholders in June 2012 and is administered by our Compensation Committee. The Company is seeking re-approval of the material terms for qualified performance-based compensation under the Incentive Plan. See Proposal 2 in this proxy statement.

The Incentive Plan permits awards in the form of option rights, appreciation rights, restricted shares, restricted stock units, cash incentive awards, performance shares and units. Options granted under the Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date. The maximum number of shares of our common stock that may be issued pursuant to equity awards under the Incentive Plan is 500,000 shares. As of April 17, 2017, 355,777 shares of our common stock were available for further issuance under the Incentive Plan. See “Equity Compensation Plan Information.” It is our Company’s policy to award grants under our Incentive Plan only during periods in which the Company’s executives and other employees are normally permitted to buy and sell the Company’s securities under our Company’s securities trading policy.

Agreements evidencing awards may provide for a partial acceleration of vesting if a grantee’s employment is terminated by the Company without cause (as defined in the award agreement) or by the grantee for good reason (as defined in the award agreement) following a change in control of our Company. A change in control will be deemed to have occurred under the Incentive Plan if:

•	a person or group acquires 35% or more of the Company’s then outstanding voting securities, subject to certain exceptions;

•

individuals who constitute the Board as of the effective date of the 2012 Incentive Plan cease for any reason (other than death or disability) to constitute at least a majority of the Board, unless their replacements are approved as described in the 2012 Incentive Plan;

•	there is a consummation of a merger, consolidation or similar corporate transaction that results in an actual change in ownership of the Company; or

•	the Company’s shareholders approve a complete liquidation or dissolution of the Company.

Grantees of time-based restricted stock and performance-based awards are entitled to accelerated vesting if the grantee’s employment is terminated in connection with a change in control or due to death or disability (or for performance-based awards only, due to retirement), in each case as defined in the award agreement, as follows:

Date of Termination	Applicable Percentage
Within six months of the grant date or commencement of performance period	0.0%
After six months following the grant date but within 18 months following the grant date or commencement of performance period	33.3%
After 18 months following the grant date but within 30 months following the grant date or commencement of performance period	66.6%
After 30 months following the grant date or commencement of performance period	100.0%

In any event, a grantee of a performance-based award will only receive payment for an award after the performance period has ended and the awards are determined and paid to all other grantees.

Grants of Plan-Based Awards

In 2016, under our long-term incentive compensation program, each of our named executive officers received performance-based awards and four of our named executive officers received restricted stock grants. Additionally, in 2016 each of our named executive officers received annual incentive compensation awards. See “Compensation Discussion and Analysis—2016 Compensation.” The following table contains information regarding grants of plan-based awards to our named executive officers in the year ended December 31, 2016. In this table, annual incentive compensation awards are abbreviated as “AIC,” long-term performance-based incentive awards are abbreviated as “LTIP” and restricted stock awards are abbreviated “RSA.”

	Type	Board or Committee Approval Date (1)	Grant Date (2)							All Other Stock Awards:
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			Number of Shares of Stock or Units (5)	Grant Date Fair Value of Stock Awards (6)
Name				Threshold	Target	Maximum	Threshold	Target	Maximum
G. Janelle Frost	AIC	02/22/2016	02/23/2016	$0	$475,000	$712,500	$—	$—	$—	—	$—
	LTIP	02/22/2016	02/23/2016	—	—	—	0	235,125	352,688	—	312,026
	RSA	02/22/2016	02/23/2016	—	—	—	—	—	—	3,683	192,363
Neal A. Fuller	AIC	02/22/2016	02/23/2016	0	195,000	292,500	—	80,438	120,657	—	106,746
	RSA	02/22/2016	02/23/2016	—	—	—	—	—	—	1,260	65,810
Vincent J. Gagliano	AIC	02/22/2016	02/23/2016	0	144,000	216,500	—			—	—
	LTIP	02/22/2016	02/23/2016	—	—	—	0	59,400	89,100	—	78,828
	RSA	02/22/2016	02/23/2016	—	—	—	—	—	—	930	48,574
Kathryn H. Shirley	AIC	02/22/2016	02/23/2016	0	126,000	186,000	—		—	—	—
	LTIP	02/22/2016	02/23/2016	—	—	—	0	51,975	77,963	—	68,974
	RSA	02/22/2016	02/23/2016	—	—	—	—	—	—	10,814	564,815
C. Allen Bradley, Jr.	AIC	02/22/2016	02/23/2016		138,359	207,539

1.	Each of the awards described in this table was approved by the Compensation Committee.
2.	The grant date for each award is the date on which the respective award agreement was executed.
3.	Reflects the target and maximum dollar amounts payable under our annual incentive plan. The actual payment will be determined by the performance criteria described under “Compensation Discussion and Analysis – 2016 Annual Incentive Compensation.”

4.	Reflects the target and maximum dollar amounts payable under our long-term performance-based awards. Actual payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by our Compensation Committee. The actual payout will be determined by the performance criteria described under “Compensation Discussion and Analysis—2016 Long-Term Incentive Compensation.”
5.	Represents shares of restricted stock. The terms of these grants are described under “Compensation Discussion and Analysis—2016 Long-Term Incentive Compensation.”
6.	Represents the grant date fair value determined pursuant to FASB ASC Topic 718, based on the closing price of our common stock on February 23, 2016 ($52.23), the grant date. With respect to performance-based awards, amounts reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Awards will be determined at the end of the three-year performance period based on actual results for both the Company and the peer group.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding outstanding equity awards held by our named executive officers as of December 31, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
G. Janelle Frost	15,000	—	$7.96	11/10/2018	22,784	$1,420,582	$479,875
Neal A. Fuller	—	—	—	—	23,760	1,481,436	80,438
Vincent J. Gagliano	5,000	—	10.95	11/09/2019	13,034	812,670	146,136
Kathryn H. Shirley	—	—			11,614	724,133	51,975
C. Allen Bradley, Jr	—	—	—	—	—	—	660,000

1.	With respect to Ms. Frost, 1,705 shares of restricted stock vested on March 5, 2017, 3,110 shares of restricted stock will vest on March 5, 2018, 3,683 shares of restricted stock will vest on March 5, 2019, 3,572 shares of restricted stock will vest on November 4, 2017, 3,571 shares of restricted stock will vest on November 4, 2018, 3,572 shares of restricted stock will vest on November 4, 2019, and 3,571 shares of restricted stock will vest on November 4, 2020.

With respect to Mr. Fuller, 3,750 shares of restricted stock will vest on September 15, 2017, 5,000 shares of restricted stock will vest on September 15, 2018, 6,250 shares of restricted stock will vest on September 15, 2019, 7,500 shares of restricted stock will vest on September 15, 2020 and 1,260 shares of restricted stock will vest on March 1, 2019.

With respect to Mr. Gagliano, 5,202 shares of restricted stock vested on February 26, 2017, 676 shares of restricted stock vested on March 5, 2017, 1,024 shares of restricted stock will vest on March 5, 2018, 5,202 shares of restricted stock will vest on February 26, 2018 and 930 shares of restricted stock will vest on March 1, 2019.

With respect to Ms. Shirley, 1,000 shares of restricted stock vested on March 1, 2017, 800 shares of restricted stock will vest on May 29, 2017 and 1,500 shares of restricted stock will vest on March 1, 2018,

814 shares of restricted stock will vest on March 1, 2018, 2,000 shares of restricted stock will vest on March 1, 2019, 2,500 shares of restricted stock will vest on March 1, 2020 and 3,000 shares of restricted stock will vest on March 1, 2021.

2.	Represents the value of the shares of restricted stock based on a price of $62.35, the closing price of our common stock on December 30, 2016, the last trading day of 2016.
3.	Represents the value of the performance-based awards assuming that the target level of performance is achieved. Payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by our Compensation Committee. The actual payout will be determined by the performance criteria described under “Compensation Discussion and Analysis—2016 Long-Term Incentive Compensation.”

Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options by our named executive officers during the year ended December 31, 2016.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
G. Janelle Frost	30,000	$1,440,000
Neal A. Fuller	—	—
Vincent J. Gagliano	6,400	256,146
Kathryn H. Shirley	—
C. Allen Bradley, Jr.	—	—

1.	Value based on closing market value of our common stock on the dates of exercise, less the applicable exercise price.

Employment Termination and Change-in-Control Benefits

The table below quantifies potential compensation that would have become payable to each of our named executive officers under employment agreements, annual and long-term incentive compensation award agreements and Company plans and policies (as in effect on December 31, 2016) if their employment had terminated on December 31, 2016, given the executive officer’s base salary on that date and the closing price of our common stock on December 31, 2016. In addition, the table quantifies the compensation that would have become payable to each of our named executive officers assuming that a change in control of the Company had occurred on December 31, 2016, and determining any amounts that would be payable under the employment agreements in effect as of that date. Information for Mr. Bradley is not included because he retired from the Company effective April 22, 2016. For additional information regarding (a) the circumstances in which our executive officers would be entitled to severance compensation, see “Executive Compensation—Employment Agreements” and (b) the acceleration of vesting of equity awards, see “Executive Compensation—Equity Incentive Plans.”

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the event occurs.

	Cash Severance Payments (1)	Healthcare Premiums (2)	Acceleration of Equity Awards (3)	Total
G. Janelle Frost
Voluntary Termination	$—	$—	$—	$—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	1,165,356	1,483	154,907	1,321,746
Termination without Cause or for Good Reason (following a Change in Control)	1,165,356	1,483	154,907	1,321,746
Death or Disability	—	—	154,907	154,907
Retirement	—	—	78,370	78,370
Change in Control	—	—	—	—

Neal A. Fuller
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	348,873	22,845	52,994	424,712
Termination without Cause or for Good Reason (following a Change in Control)	348,873	22,845	52,994	424,712
Death or Disability	—	—	52,994	52,994
Retirement	—	—	26,810	26,810
Change in Control	—	—	—	—

Vincent J. Gagliano
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	356,825	22,529	39,125	418,479
Termination without Cause or for Good Reason (following a Change in Control)	356,825	22,529	39,125	418,479
Death or Disability	—	—	39,125	39,125
Retirement	—	—	19,798	19,798
Change in Control	—	—	—	—

Kathryn H. Shirley
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	281,333	806	34,239	316,378
Termination without Cause or for Good Reason (following a Change in Control)	281,333	806	34,239	316,378
Death or Disability	—	—	34,239	34,239
Retirement	—	—	17,323	17,323
Change in Control	—	—	—	—

1.	Cash severance is payable in installments over 12 months (18 months for Ms. Frost).
2.	Represents COBRA health insurance premiums payable on behalf of the executives following termination of employment for a period of 12 months (18 months for Ms. Frost).
3.

Performance-based awards and time-based restricted stock awards granted under the 2012 Incentive Plan will partially vest upon death or disability (and retirement for performance-based awards only) and also partially vest if the recipient’s employment is terminated without cause or for good reason following a change in control. See “Executive Compensation—Equity Incentive Plans.” The dollar amounts in this column represent the value of unvested stock options and the value of restricted stock that would vest on December 31, 2016 at $62.35 per share, the closing price of our common stock on December 30, 2016, the last trading day of 2016. With respect to the performance-based awards, the amounts above reflect partial vesting of the awards at the target level. A grantee of a performance-based award will receive any payment under the award after the performance period has ended and the amount of the award is determined.

Certain Relationships and Related Transactions

Policy. The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party is one of the Company’s executive officers, directors, director nominees, a person owning more than 5% of any class of the Company’s securities, an entity in which any of such persons is employed or is a partner or principal or an immediate family member of such a person. Related party transactions involving $50,000 or more are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chair of the Audit Committee has the authority to approve related party transactions in circumstances in which the Company’s general counsel determines it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.

PAX, LLC. Mr. Phillips, a director of the Company, is currently the President, Chief Executive Officer and an owner of PAX, LLC. PAX has been a Company policyholder at various times since 1994. PAX paid premiums to the Company of $273,727 in 2016, and is expected to pay premiums to the Company of approximately $278,231 in 2017. The Company believes that the terms of the policies issued to PAX were established on an arms’ length basis and does not believe that this relationship interferes with Mr. Phillips’ exercise of independent judgment in carrying out his responsibilities as a director. The Board has considered this information in determining that Mr. Phillips is an independent director within the meaning of the Nasdaq listing requirements.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2016, the 2005 Incentive Plan, the Incentive Plan and the Director Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans were approved by the Company’s shareholders. The Company has no equity compensation plans that have not been approved by its shareholders. The table provides information as of December 31, 2016.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	20,000	(1)	$8.71	375,899	(2)

1.	Represents shares issuable upon exercise of outstanding options under the 2005 Incentive Plan.
2.	Represents 20,122 shares of common stock available for issuance under the Director Plan and 355,777 shares of common stock available for issuance under the Incentive Plan. No additional awards can be made under the 2005 Incentive Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The tables below provide information regarding the beneficial ownership of the Company’s common stock as of April 17, 2017 for:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each beneficial owner of more than five percent of the Company’s common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 19,230,135 shares of common stock outstanding as of April 17, 2017.

Beneficial ownership of the Company’s common stock is determined in accordance with the rules of the SEC and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Directors and Named Executive Officers

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
Michael Brown (1)	2,076	*
Teri Fontenot (1)	1,073	*
Philip A. Garcia (1)(2)	8,004	*
Jared A. Morris (1)(3)	70,207	*
Millard E. Morris (1)(4)	104,555	*
Daniel Phillips (1)	14,435	*
Randy Roach (1)	7,977	*
Austin P. Young III (1)(5)	10,741	*
G. Janelle Frost (6)(7)	54,783	*
Neal A. Fuller (7)	25,060	*
Vincent J. Gagliano (6)(7)	21,159	*
Kathryn H. Shirley (7)	12,917	*
C. Allen Bradley, Jr	88,975	*
All directors and executive officers as a group (13 persons) (6)(7)	421,962	2.2%

*	Less than 1%.
1.	Includes 697 shares of restricted stock granted on the date of our 2016 annual meeting of shareholders pursuant to our Director Plan. The director has sole voting power but no dispositive power with respect to these shares. These shares vest on the date of the Annual Meeting.
2.	Includes 8,004 shares beneficially owned through a revocable trust, of which Mr. Garcia is a trustee.
3.	Includes 57,817 shares beneficially owned through a trust, of which Mr. J. Morris is a trustee.
4.	Includes 94,219 shares beneficially owned by an entity controlled by Mr. M. Morris.
5.	Includes 6,827 shares beneficially owned through a family limited partnership.
6.	Includes shares of our common stock issuable upon the exercise of options within 60 days as follows: Ms. Frost (15,000 shares), Mr. Gagliano (5,000 shares), and all directors and executive officers as a group (20,000 shares).
7.	Includes shares of restricted common stock for which the executives have sole voting power but no dispositive power as follows: Ms. Frost (21,079 shares), Mr. Fuller (23,760 shares), Mr. Gagliano (7,156 shares), Ms. Shirley (10,614 shares) and all directors and executive officers as a group (68,185 shares).

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the Securities and Exchange Commission by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on April 17, 2017.

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
Blackrock, Inc (1)	2,164,763	11.3%
RBC Global Asset Management (2)	1,082,023	5.6%
FMR LLC (3)	1,000,106	5.2%

1.	According to a Schedule 13G/A filed on January 12, 2017 by Blackrock, Inc. (“Blackrock”), Blackrock has sole voting power with respect to 2,118,778 shares of common stock and sole dispositive power with respect to 2,164,763 shares of common stock. The address for Blackrock is 55 E. 52nd Street, New York, New York 10022.
2.	According to a Schedule 13G/A filed on February 10, 2017 by RBC Global Asset Management, Inc. (“RBC”), RBC holds shared voting power with respect to 935,225 shares of common stock and shared dispositive power with respect to 1,082,023 shares of common stock. The address for RBC is 50 South Sixth Street, Suite 2350, Minneapolis, Minnesota 55402.
3.	According to a Schedule 13G/A filed on February 14, 2017 by FMR LLC (“FMR”), FMR has sole voting power with respect to 106 shares of common stock and sole dispositive power with respect to 1,000,106 shares of common stock. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, Mr. Brown, Mr. Garcia, Mr. J. Morris and Mr. Roach served as members of the Compensation Committee. No member of the Compensation Committee (1) was, during the fiscal year ended December 31, 2016, or had previously been, an officer or employee of the Company or (2) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company. None of our executive officers have served as members of a board of directors or compensation committee of any other entity that has an executive officer serving as a member of our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm. In 2016 the Audit Committee again selected Ernst & Young LLP as the Company’s independent registered public accounting firm. The Committee considered Ernst & Young’s qualifications and work quality in making the appointment. During 2016 the lead Ernst & Young partner rotated off of the audit and the Audit Committee was actively involved in the selection of a new lead audit partner.

Management is responsible for the Company’s system of internal controls over financial reporting and for preparing its financial statements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control. It also oversees the Company’s internal audit department, approving its audit plans, reviewing its reports, and evaluating its performance. The Audit Committee monitors “whistleblower” activity under Section 806 of the Sarbanes-Oxley Act of 2002, receiving regular reports through the Company’s toll-free whistle-blower “hotline.” The Committee is comprised of four independent directors and operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. The Board determined that Ms. Fontenot, Mr. Garcia and Mr. Young each meet the requirements of “audit committee financial expert” as defined by SEC rules. The charter is available on the Company’s website at www.amerisafe.com.

The Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm the audited financial statements of the Company for the year ended December 31, 2016 prior to their issuance. During 2016, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required by Auditing Standards No. 16, as adopted by the PCAOB in Rule 3200T and by SEC Regulation S-X Rule 2-07, Communications with Audit Committees, as currently in effect, including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the PCAOB Ethics and Independence Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered non-audit fees/services when assessing Ernst & Young’s independence.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, and who reviewed and discussed the 2016 audited financial statements referenced above and who served as members of the Audit Committee during 2016, recommended to the Board that it (a) approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC and (b) accept management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

Philip A. Garcia (Chair)	Michael Brown	Teri Fontenot	Jared A. Morris	Austin P. Young III

INDEPENDENT PUBLIC ACCOUNTANTS

Selection. Ernst & Young LLP served as the Company’s independent registered public accounting firm for 2016 and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2017. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit and Non-Audit Fees. The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for 2016 and 2015 and for fees billed for other services rendered by Ernst & Young LLP.

	2016	2015
Audit fees (1)	$1,380,000	$1,250,000
Audit-related fees	—	—
Tax fees	—	—
All other fees (2)	—	1,995

1.	Audit fees consist principally of fees for the audit of the Company’s consolidated financial statements, reviews of the Company’s quarterly financial information.
2.	All other fees consist of service costs related to the Company’s use of Ernst & Young LLP’s online accounting and reporting research tool and services.

Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). This policy authorizes the Chair of the Audit Committee, in his discretion, to approve non-audit services on an interim basis, between regularly scheduled meetings of the Audit Committee. All audit and non-audit services for 2016 were pre-approved or ratified by the Audit Committee in accordance with this policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons owning more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that each of the Company’s officers, directors and greater than 10% shareholders were in compliance with all applicable Section 16(a) filing requirements during 2016.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS

In order to be included in the Company’s proxy materials for the 2018 annual meeting of shareholders, a shareholder proposal must be received in writing by the Company at 2301 Highway 190 West, DeRidder, Louisiana 70634 by January 2, 2018 and otherwise comply with all requirements of the SEC for shareholder proposals.

In addition, the Company’s Bylaws provide that any shareholder who desires to bring a proposal before an annual meeting of shareholders must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice (other than a notice recommending a director candidate) must be delivered to the above address not less than 60 nor more than 90 calendar days prior to the annual meeting. In the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, the notice must be received not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

Under the Company’s Bylaws, a notice recommending a director candidate must be delivered to the above address not less than 60 nor more than 90 calendar days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. To be timely, a notice recommending a director candidate must be received no earlier than February 1, 2018 and no later than March 3, 2018.

The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

Kathryn H. Shirley

Executive Vice President,

General Counsel and Secretary

DeRidder, Louisiana

April 28, 2017

ANNEX A

AMERISAFE, Inc.

2012 EQUITY AND INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this 2012 Equity and Incentive Compensation Plan is to attract and retain Directors, officers and other employees of the Company and its Subsidiaries and to provide to such persons appropriate incentives and rewards for superior performance.

2. Definitions. As used in this Plan:

(a) “Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(c) “Board” means the Board of Directors of the Company.

(d) “Business Combination” means consummation of reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or other transaction.

(e) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(f) “Cause” means, unless otherwise set forth in an Evidence of Award or other agreement between the Company and a Participant: (i) the Participant’s conviction, guilty plea or plea of nolo contendere to any felony, or to any crime of moral turpitude; (ii) the willful misconduct of the Participant, or the willful or continued failure by the Participant (except as a result of disability or illness) to substantially perform his duties to the Company, in either case which has a material adverse effect on the Company; or a Subsidiary, as the case may be; provided, however, that, unless otherwise set forth in an Evidence of Award or other agreement between the Company and a Participant, a Participant shall not be deemed to have been terminated for Cause under this Plan or any Evidence of Award issued hereunder unless the Participant is given the opportunity to cure any acts or omissions giving rise to a termination for Cause (other than those acts or omissions set forth in subsection (i) of the definition of Cause) within 30 days of the Participant’s receipt of notice of such acts or omissions.

(g) “Change in Control” has the meaning set forth in Section 13 of this Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 11 of this Plan consisting solely of not less than two Non-Employee Directors.

(j) “Common Shares” means the common shares of the Company, $0.01 par value per share, or any security into which such common shares may be changed by reason any transaction or event of the type referred to in Section 12 of this Plan.

(k) “Company” means AMERISAFE, Inc., a Texas corporation.

(l) “Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the code (or any successor provision).

(m) “Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Shares, Restricted Share Units, or other awards contemplated by Section 10 of this Plan will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(n) “Detrimental Activity” means, unless otherwise set forth in an Evidence of Award or other agreement between the Company and a Participant:

(i)	Engaging in any activity as an employee, principal, agent, or consultant for another entity that competes, directly or indirectly, with the Company in any actual, researched, or prospective product, service, system, or business activity for which the Participant has had any direct or indirect responsibility during the last two years of his or her employment with, or having acted as a consultant to, the Company or a Subsidiary ( or such other period specified in an Evidence of Award), in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity (or any portion of such territory or such other territory specified in the Evidence of Award).

(ii)	Soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary.

(iii)	The disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company’s or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company or its Subsidiaries, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a consultant for the Company or its Subsidiaries.

(iv)	The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by, or while consulting with, the Company or any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

(v)	Activity that results in termination of employment for Cause.

(vi)	Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or nor not opposed to the best interests of the Company.

(o) “Director” means a member of the Board.

(p) “Effective Date” means the date this Plan is approved by the shareholders of the Company.

(q) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of an award granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(s) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is not granted in tandem with an Option Right.

(t) “Good Reason” means, unless otherwise set forth in an Evidence of Award or other agreement between the Company and a Participant, in each case without the Participant’s consent, (i) a material diminution in the Participant’s authority, duties or responsibilities, in each case from those in effect immediately prior to a Change in Control; (ii) a material reduction in the Participant’s base salary from that in effect immediately prior to a Change in Control; (iii) a material reduction in the Participant’s ability to earn annual bonus and other incentive compensation that results in a material reduction in the total annual compensation a Participant may earn, in each case from those in effect immediately prior to a Change in Control; (iv) the relocation of the Participant’s principal place of employment to a location more than 35 miles from the Participant’s principal place of business immediately prior to a Change in Control; or (v) material breach by the Company or a Subsidiary of this Plan or any agreement governing the Participant’s employment by the Company or a Subsidiary; provided, however, that, unless otherwise set forth in an Evidence of Award or other agreement between the Company and a Participant, a Participant shall not be deemed to have terminated his employment for Good Reason under this Plan or any Evidence of Award unless (i) within 60 days after the date of the condition or event giving rise to Good Reason, the Participant gives notice to the company that the Participant does not wish to remain in the employ of the company or a Subsidiary, as applicable, as a result of such condition or even, (ii) the Company or Subsidiary, as the case may be, does not cure such condition or event within 30 days after receiving the notice described in the preceding clause (i), and (iii) the Participant terminates employment within 180 days after the initial existence of such condition or event.

(u) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the code or any successor provision.

(v) “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors and any individual becoming a Director subsequent to the date thereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a specific vote of at least two-thirds of the then Incumbent Directors; provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board.

(w) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for, when so determined by the Board, Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region, function or other organizational unit within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or any combination, of the following metrics: (1) cash flow/net assets ratio; (2) return on assets, capital or investment; (3) return on equity; (4) earnings per share growth; (5) revenue growth; (6) total shareholder return; (7) loss ratio; (8) expense ratio; (9) combined ratio; (10) direct premiums written or premium volume; (11) net income (before or after taxes); (12) earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); (13) market share; (14) cost reduction goals; (15) earnings from continuing operations; (16) levels of expense, costs or liabilities; (17) operating profit; (18) sales or revenues; (19) stock price appreciation; or (20) implementation or completion of critical projects or processes.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to a Covered Employee.

(x) “Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the NASDAQ Stock Market or, if the Common Shares are not then listed on the NASDAQ Stock Market, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(y) “Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder by the U.S. Department of the Treasury.

(z) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(aa) “Option Price” means the purchase price payable on exercise of an Option Right.

(bb) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

(cc) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time an officer or other employee of the Company or any Subsidiary or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and will also include each non-employee Director who receives an award under this Plan. The term “Participant” will also include any person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee.

(dd) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(ee) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(ff) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(gg) “Plan” means this AMERISAFE, Inc. 2012 Equity and Incentive Compensation Plan.

(hh) “Predecessor Plan” means the AMERISAFE, Inc. 2005 Equity Incentive Plan.

(ii) “Qualified Performance-Based Award” means any award of Performance Shares, Performance Units, Restricted Shares, Restricted Share Units or other awards contemplated under Section 10 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(jj) “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired. In the event a Business Combination results in the outstanding Common Shares being converted or exchanged into the right to receive cash, other securities or other property, then for purposes of this Plan, the term “Restricted Shares” shall be deemed to refer to such cash, other securities or other property.

(kk) “Restricted Share Units” means an award made pursuant to Section 7 or Section 9 of this Plan of the right to receive Common Shares or cash at the end of a specified period.

(ll) “Restriction Period” means the period of time during which Restricted Share Units are subject to restrictions, as provided in Section 7 or Section 9 of this Plan.

(mm) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(nn) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power of the Voting Securities.

(oo) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is granted in tandem with an Option Right.

(pp) “Voting Securities” means, at any time, (i) the securities entitled to vote generally in the election of Directors in the case of the Company, or (ii) the securities entitled to vote generally in the election of members of the board of directors or similar body in the case of another legal entity.

3. Shares Available Under the Plan.

(a)	Maximum Shares Available Under Plan.

(i)	Subject to adjustment as provided in Section 12 of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Shares and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Share Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards to non-employee Directors, (F) as awards contemplated by Section 10 of this Plan, or (G) in payment of dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate 500,000 Common Shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)	Common Shares covered by an award granted under this Plan will not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the total number of shares available under this Plan as of a given date will not be reduced by any shares relating to prior awards that have expired or have been forfeited or cancelled. Upon payment in cash of the benefit provided by any award granted under the Plan, any Common Shares that were covered by that award will again be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) if Common Shares are tendered or otherwise used in payment of the Option Price of an Option Right, the total number of Common Shares covered by the Option Right being exercised will reduce the aggregate plan limit described above; (B) Common Shares withheld by the Company to satisfy the tax withholding obligation will reduce the aggregate plan limit described above; and (C) the number of Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not all Common Shares covered by the Appreciation Right are actually issued to the Participant upon exercise of the Appreciation Right, will be considered issued or transferred pursuant to this Plan. In the event that the Company repurchases Common Shares with Option Right proceeds, those Common Shares will not be added to the aggregate plan limit described above. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate plan limit described above.

(b)	Limit on Incentive Stock Options and Full-Value Awards.

(i)	Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 12 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 500,000 Common Shares.

(ii)	The number of shares issued as Restricted Shares, in payment of Restricted Share Units, as Performance Shares and in payment of Performance Units and as other awards under Section 10 of this Plan (after taking into account any forfeitures and cancellations) will not during the life of the Plan in the aggregate exceed 500,000 Common Shares.

(c) Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 12 of this Plan:

(i)	No Participant will be granted Option Rights or appreciation Rights, in the aggregate, for more than 50,000 Common Shares during any calendar year.

(ii)	No Participant will be granted Qualified Performance-Based Awards of Restricted Shares, Restricted Share Units, Performance Shares or other awards under Section 10 of this Plan, in the aggregate, for more than 50,000 Common Shares during any calendar year.

(iii)	Notwithstanding any other provision of this Plan to the contrary, in no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units or other awards payable in cash under Section 10 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $1,500,000.

(iv)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award that is a Cash Incentive Award having an aggregate maximum value in excess of $1,500,000.

(d) Notwithstanding anything in this Plan to the contrary, up to 10% of the maximum number of Common Shares that may be issued or transferred under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 12 of this Plan, may be used for (i) awards granted under Section 6 through Section 8 and Section 10 of this Plan that do not comply with the three-year or one-year vesting requirements set forth in such sections of this Plan plus (ii) awards granted to non-employee directors under Section 9 of this Plan.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable. A grant of Option Rights may provide for the earlier exercise of such Option Rights (i) in the event of the retirement, death or disability of a Participant, or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for “cause” or terminates his or her employment for “good reason” (as such terms may be defined in the Evidence of Award or otherwise) or (B) such Option Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) The exercise of an Option Right will result in the cancellation on a share- for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j) No Option Right will be exercisable more than 10 years from the Date of Grant.

(k) No Option Right will entitle an Optionee to any voting, dividend or other ownership rights with respect to the Common Shares underlying the Option Right prior to the exercise thereof.

(l) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)	Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable. Agrant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights in the event of the retirement, death or disability of a Participant, or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for “cause” or terminates his or her employment for “good reason” (as such terms may be defined in the Evidence of Award or otherwise) or (B) such Appreciation Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)	Each grant of Appreciation Rights will be evidence by the Evidence of Award which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Regarding Free-Standing Appreciation Rights only:

(i)	Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Shares covered by such grant or sale that vest upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or upon achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on at least an annual basis, as determined by the Committee.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Shares; provided, however, that notwithstanding subparagraph (c) above, restrictions relating to Restricted Shares that vests upon the achievement of Management Objectives may not terminate sooner than one year from the Date of Grant. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of a Qualified Performance-Based Award of Restricted Shares will specify that, before the termination or early termination of restrictions applicable to such Restricted Shares, the Committee must determine that the Management Objectives have been satisfied.

(f) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares (i) in the event of the retirement, death or disability of a Participant or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for “cause” or terminates his or her employment for “good reason” (as such terms may be defined in the Evidence of Award or otherwise) or (B) such Restricted Shares is not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Shares intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(g) Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Shares with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(h) Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7. Restricted Share Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Share Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify. If a grant of Restricted Share Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the Restricted Share Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (c) below, the applicable Restriction Period may not be a period of less than one year from the Date of Grant. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Share Units on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of Qualified Performance-Based Awards of Restricted Share Units will specify that, before the termination or early termination of restrictions applicable to such Restricted Share Units or the earning of such Restricted Share Units, the Committee must determine that the Management Objectives have been satisfied.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period will expire ratably during the three-year period, on at least an annual basis, as determined by the Committee.

(d) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Share Units may provide for the earlier lapse or other modification of the Restriction Period (i) in the event of the retirement, death or disability of a Participant or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for “cause” or terminates his or her employment for “good reason” (as such terms may be defined in the Evidence of Award or otherwise) or (B) such Restricted Share Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Share Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(e) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the

Restricted Share Units and will have no right to vote them, but the Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Share Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividends or other distributions on Common Shares underlying Restricted Share Units with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(f) Each grant or sale of Restricted Share Units will specify the time and manner of payment of the Restricted Share Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(g) Each grant or sale of Restricted Share Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Cash Incentive Award, Performance Share or Performance Unit will be such period of time (not less than one year) as will be determined by the Committee at the time of grant, which may be subject to earlier lapse or other modification (i) in the event of the retirement, death or disability of a Participant or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for “cause” or terminates his or her employment for “good reason” (as such terms may be defined in the Evidence of Award or otherwise) or (B) such Performance Shares and Performance Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

(c) Any grant of Cash Incentive Awards, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of a Qualified Performance-Based Award of a Cash Incentive Award, Performance Shares or Performance Units will specify that, before the Cash Incentive Award, Performance Shares or Performance Units will be earned and paid; the Committee must determine that the Management Objectives have been satisfied.

(d) Each grant will specify the time and manner of payment of Cash Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Shares or Restricted Share Units or in any combination thereof.

(e) Any grant of Cash Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Common Shares, Restricted Shares or Restricted Share Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

(f) The Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g) Each grant of Cash Incentive Awards, Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

9. Awards to Non-Employee Directors. Subject to the limit set forth in Section 3(d) of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee Directors of Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of Common Shares, Restricted Shares or Restricted Share Units to non-employee Directors. Each grant of an award to a non-employee Director will be upon such terms and conditions as approved by the Committee, will not be subject to any minimum vesting period, and will be evidenced by an Evidence of Award in such form as will be approved by the Committee. Each grant will specify, in the case of an Option Right, an Option Price per share and, in the case of a Free-Standing Appreciation Right, a Base Price per share, which will not be less than the Market Value per Share on the Date of Grant. Each Option Right and Free-standing Appreciation Right granted under the Plan to a non-employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided. If a non-employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in Common Shares, Restricted Shares, Restricted Share Units or other awards under the Plan in lieu of cash.

10. Other Awards.

(a) Subject to applicable law and the limit set forth in Section 3(d) of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10.

(c) The Committee may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d) If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 10 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than three years, except that the restrictions may be removed no sooner than ratably on an annual basis during the three-year period as determined by the Committee. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 10 is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than one year from the Date of Grant.

(e) Notwithstanding anything to the contrary contained in this Plan, any grant of an award under this Section 10 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award (i) in the event of the retirement, death or disability of the Participant, or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Other Awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

11. Administration of the Plan.

(a) This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of awards under this Plan and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

(c) The Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any Covered Employee; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

12. Adjustments. The Committee will make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Share Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, in the kind of shares covered thereby, and in Cash Incentive Awards as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee will also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(b) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

13. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence of any of the following events:

(a) the acquisition by any person or entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then outstanding Voting Securities of the Company; provided, however, that for purposes of this Section 13(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of Voting Securities by the Company or a Subsidiary, (B) any acquisition of Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (C) any acquisition of Voting Securities by any person or entity pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 13(c) below;

(b) a majority of the Board ceases to be comprised of Incumbent Directors;

(c) a Business Combination, unless, immediately following the Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Securities immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from the Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding Voting Securities of the entity resulting from the Business Combination; provided, however, that no Person will be treated for purposes of this Section 13(c) as beneficially owning 35% or more of the Voting Securities of the entity resulting from the Business Combination solely as a result of the Voting Securities held in the Company prior to consummation of the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from the Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for the Business Combination; or

(d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 13(c) hereof.

14. Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either during employment by the Company or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 1OD of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

15. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

16. Transferability.

(a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Shares, Restricted Share Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 or Section 10 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except pursuant to a qualified domestic relations order (that contains any information required by the Company to effectuate the transfer) or by will or the laws of descent and distribution, and in no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Share Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

17. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements may include relinquishment of a portion of such benefit, if so permitted by the Committee in its sole discretion at the time such withholding is required. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee in its sole discretion at the time such withholding is required, the Company will withhold such Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, if so permitted by the Committee in its sole discretion at the time such withholding is required, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld (except in the case of Restricted Shares where an election under Section 83(b) of the Code has been made), or by delivering to the Company other Common Shares held by such Participant. The shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the Market Value per Share of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

18. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(l) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of Common Shares which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the NASDAQ Stock Market or, if the Common Shares are not traded on the NASDAQ Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 12 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 19(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 19(b) may not be amended without approval by the Company’s shareholders.

(c) If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, in the case of termination of employment by reason of death, disability or retirement, or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Share Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 9 or Section 10 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 16(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Subject to Section 19(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 12 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

20. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Texas.

21. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plans, except that outstanding awards granted under

the Predecessor Plans will continue unaffected following the Effective Date. No grant will be made under this Plan after,                     2022, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

22. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant will have any rights as a stockholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

AMERISAFE, INC. 2301 HIGHWAY 190 W DeRIDDER, LA 70634

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees
01) Michael J. Brown 02) G. Janelle Frost

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain	The Board of Directors recommends you vote FOR proposal 5.		For	Against	Abstain
2 To re-approve the material terms for qualified performance-based compensation under the 2012 Equity and Incentive Compensation Plan.		☐	☐	☐	5 To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017.		☐	☐	☐

3 To approve executive compensation.		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors recommends you vote 1 YEAR on proposal 4.	1 year	2 years	3 years	Abstain
	☐	☐	☐	☐
4 To recommend, by non-binding vote, the frequency of executive compensation votes.
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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AMERISAFE, INC.

Annual Meeting of Shareholders

June 9, 2017 9:00 a.m.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Neal A. Fuller and Kathryn H. Shirley, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of AMERISAFE, Inc. Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at 2301 Highway 190 West, DeRidder, Louisiana on June 9, 2017 or any adjournment thereof, with all powers that the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side